Exhibit 10.11

LEASE FINANCING AND
PURCHASE OPTION AGREEMENT
dated as of October 31, 2005
among
TCO FUNDING CORP.,
as Lessor,
TENSAR HOLDINGS, INC.,
THE TENSAR CORPORATION, LLC,
as Lessee,
and
CREDIT SUISSE,
as Administrative Agent
AS SET FORTH IN SECTION 13(a) HEREOF, TCO FUNDING CORP. HAS ASSIGNED TO CREDIT SUISSE ALL OF TCO FUNDING CORP.’S RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT. TO THE EXTENT, IF ANY, THAT THIS AGREEMENT CONSTITUTES CHATTEL PAPER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION), NO SECURITY INTEREST IN THIS AGREEMENT MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART OTHER THAN THE ORIGINAL EXECUTED COUNTERPART NUMBER 1, WHICH SHALL BE IDENTIFIED AS THE COUNTERPART CONTAINING THE RECEIPT THEREFOR EXECUTED BY CREDIT SUISSE ON THE SIGNATURE PAGE THEREOF.

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SECTION 30.	Further Assurances	18
SECTION 31.	Rights of Set-Off ; Adjustments	19
SECTION 32.	Survival	19
Schedules

Schedule 1		Definitions
		Annex 1(a)	Permitted Holders
		Annex l(b)	Subsidiary Guarantors
		Annex l(c)	EBITDA Adjustments
		Annex l(d)	Mortgaged Properties

Schedule 2		Representations and Warranties
		Annex 5	Projections
		Annex 8	Subsidiaries
		Annex 9	Litigation
		Annex 14	Taxes
		Annex 17	Environmental
		Annex 18	Insurance
		Annex 19(a)	UCC Filing Offices
		Annex 19(b)	Intellectual Property Filing Offices
		Annex 19(c)	Real Property Filings
		Annex 20	Real Property
		Annex 25	Acquisition Documentation
		Annex 29	Tensar Holdings’ Contracts
		Annex 30	Customer Relations
		Annex 31	Brokers and Finders Fees
Schedule 3		Affirmative Covenants
		Annex 9	Requirements for Mortgages
Schedule 4		Negative Covenants
		Annex 1	Permitted Financing Obligations
		Annex 2	Permitted Liens
		Annex 4	Existing Investments
		Annex 7	Affiliate Transactions
		Annex 8	Capital Structure
		Annex 17	Existing Operating Leases
Schedule 5		Events of Default
Schedule 6		Rent
Schedule 7		Miscellaneous
Schedule 8		Leased Assets

Exhibits

Exhibit A	-	Form of Call Option Letter
Exhibit B	-	Form of Put Option Letter

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Exhibit C	-	Form of Supplemental Agreement
Exhibit D	-	Form of Tax Matters Agreement
Exhibit E-l	-	Form of Fee Mortgage
Exhibit E-2	-	Form of Leasehold Mortgage
Exhibit F	-	Form of Tensar Intercreditor Agreement
Exhibit G	-	Form of Affiliate Subordination Agreement
Exhibit H	-	Form of Tensar Holdings Subordination Agreement
Exhibit I	-	Form of Guarantee and Collateral Agreement
Exhibit J	-	Form of Perfection Certificate

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     This LEASE FINANCING AND PURCHASE OPTION AGREEMENT (this “Agreement”), dated as of October 31, 2005, is made and entered into by and among TCO FUNDING CORP., a Delaware corporation ( “TCO”), The Tensar Corporation, LLC, a Georgia limited liability company (“Tensar”), Tensar Holdings, Inc. (“Tensar Holdings”), and Credit Suisse, as administrative agent for the benefit of TCO (“Administrative Agent”).
Preliminary Statement
     Pursuant to the Asset Purchase Agreement, dated as of the date hereof (as amended, modified, or supplemented from time to time, the “Asset Purchase Agreement”), between Tensar, as seller, and TCO, as buyer, Tensar has sold to TCO, and TCO has purchased from Tensar, certain tangible personal property (the “Equipment”) and intangible assets (the “Intangible Assets”). TCO wishes to lease the Equipment and the Intangible Assets to Tensar, and Tensar wishes to lease the Equipment and the Intangible Assets from TCO, all in accordance with the terms and conditions set forth herein. Accordingly, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     SECTION 1. Definitions.
     (a) Capitalized terms used in this Agreement (including the Schedules, Annexes and Exhibits hereto) shall have the meanings assigned to them on Schedule 1 hereto and, to the extent not defined on Schedule 1, shall have the meanings set forth below:
     “Acquisition Cost” shall mean, in relation to the aggregate of the Leased Assets, $147,000,000. For purposes of this Agreement, the term “unpaid Acquisition Cost” means the Acquisition Cost attributable to the Leased Assets, as reduced from time to time pursuant to (i) an exercise by Tensar of the Call Option, (ii) an exercise by TCO of the Put Option, (iii) payments made in connection with an Event of Loss as contemplated by Section 14(b), (iv) payments made in accordance with Section 14(c) and (v) payments of a portion of the unpaid Acquisition Cost as a component of Rent on a Rent Payment Date (as set forth in Section l(b) of Schedule 6).
     “Adjusted Eurodollar Rate” shall mean, for any Rent Period, a rate per annum equal to the product of (a) the Eurodollar Rate in effect for such Rent Period and (b) the Eurodollar Reserve Percentage.
     “Agreement” shall mean this Lease Financing and Purchase Option Agreement, together with the Schedules, Annexes and Exhibits hereto, as the same may be amended, supplemented or modified from time to time.
     “Alternate Rate” shall mean, as of any date of determination, a rate per annum equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

     “Applicable Margin” shall mean, as of a date of determination, a percentage per annum equal to 2.75%.
     “Applicable Rate” shall mean, for any Rent Period, the Adjusted Eurodollar Rate plus the Applicable Margin; provided that if TCO determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, or restricting the ability of TCO to obtain satisfactory funding to enable it to satisfy its obligations hereunder, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Rent Period, the Applicable Rate shall mean the Stated Rate.
     “Asset Purchase Agreement” has the meaning set forth in the Preliminary Statement hereto.
     “Base Rate” shall mean, at any time, the rate per annum publicly announced from time to time by Credit Suisse as its “prime rate” in effect at its principal office in New York City, each change in the Base Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.
     “Call Option” has the meaning set forth in the Call Option Letter.
     “Call Option Letter” shall mean the letter dated the date hereof by TCO to Tensar, substantially in the form of Exhibit A hereto, as the same may be amended, supplemented or modified from time to time in accordance with the provisions hereof.
     “Casualty/Condemnation Event” has the meaning set forth in Section 14(c).
     “Casualty/Condemnation Proceeds” shall mean Net Cash Proceeds received from a Casualty/Condemnation Event.
     “Default Option” has the meaning set forth in the Put Option Letter.
     “Default Rate” shall mean (i) the Stated Rate plus (ii) two percent (2%).
     “ECF Option” has the meaning specified in the Put Option Letter.
     “ECF Percentage” shall mean 75% or, if on the date of exercise of the ECF Option, the Leverage Ratio is less than 3.00 to 1.00, 50%.
     “Effective Date” shall mean the date of this Agreement.
     “Equipment” shall mean the equipment and other assets described on Schedule 8 hereto, and all items of equipment and other assets (including, without limitation, replacement Parts) which may from time to time be incorporated in such equipment or other assets described on Schedule 8 hereto and title to which shall have vested in TCO.
     “Equity Issuance Option” has the meaning specified in the Put Option Letter.

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     “Eurodollar Rate” shall mean, for any Rent Period, the rate per annum determined by Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Rent Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Rent Period; provided that, to the extent that a rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Rent Period to major banks in the London interbank market in London, England by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Rent Period.
     “Eurodollar Reserve Percentage” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, applicable to Eurocurrency Liabilities (as that term is defined in Regulation D). Any change in the Eurodollar Reserves shall take effect with the first Rent Period beginning after the date of such change.
     “Event of Loss” shall mean (i) the occurrence, as a single event or a series of related events, of any of the following events, to the extent such events are insurable, with respect to two-thirds or more (by fair market value) of the Leased Assets: (A) loss of such Leased Assets or of the use thereof due to theft or disappearance during the Term, (B) destruction, damage beyond repair, or rendition of such Leased Assets unfit for normal use for any reason whatsoever either permanently or for longer than a commercially reasonable period of time, (C) any damage to such Leased Assets which results in an insurance settlement with respect to such Leased Assets on the basis of a total loss or (D) the permanent condemnation, confiscation, seizure, or requisition of use or title to any Leased Assets by any Governmental Authority under the power of eminent domain or otherwise or (ii) the enforcement and foreclosure by final, unappealable judicial determination, of any Lien created, incurred, assumed or permitted to exist by TCO (other than Permitted Liens in favor of TCO) on two-thirds or more of the Leased Assets, the result of which is to permanently deprive Tensar of the use of such Leased Assets.
     “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Final Rent Payment Date” means October 31, 2012.
     “Financing Obligation Option” has the meaning set forth in the Put Option Letter.

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     “Illegality Unwind Option” has the meaning set forth in the Put Option Letter.
     “Intangible Assets” means the intangible assets described on Schedule 8 hereto.
     “Leased Assets” shall mean the Equipment and the Intangible Assets.
     “Leased Assets Register” has the meaning set forth in Section 6 of Schedule 6.
     “Major Maintenance” has the meaning set forth in Section 10.
     “Ordinary Maintenance and Repair” has the meaning set forth in Section 10.
     “Parts” shall mean all appliances, parts, instruments, appurtenances, accessories and miscellaneous property of whatever nature that may from time to time be incorporated or installed in or attached to or otherwise made part of the Leased Assets.
     “Put Option” shall mean any option of TCO to require Tensar to purchase all or any portion of the Leased Assets pursuant to the terms of the Put Option Letter.
     “Put Option Letter” shall mean the letter dated the date hereof by Tensar to TCO, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented or modified from time to time.
     “Rent” shall mean the amounts payable during the Term pursuant to Section 6 of this Agreement and Schedule 6.
     “Rent Anniversary Date” shall have the meaning specified in Section l(e) of Schedule 6 to this Agreement.
     “Rent Payment Date” shall mean (i) the last day of each Rent Period, (ii) the Effective Date and (iii) without duplication, the Final Rent Payment Date.
     “Rent Period” shall mean the period commencing on a Rent Payment Date and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided however that (a) if any Rent Period would end on a day other than a Business Day, such Rent Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Rent Period shall end on the next preceding Business Day; and provided that the first Rental Period shall begin on the Effective Date and the final Rent Period shall end on the Final Rent Payment Date.
     “Rental Rate” has the meaning set forth in Sections l(c) of Schedule 6.
     “Replacement” has the meaning set forth in Section 11.
     “Required Alteration” has the meaning set forth in Section 11.
     “Stated Rate” shall mean a rate per annum equal to the Alternate Rate on the day immediately preceding the first day of such Rent Period plus 1.75%.

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     “Supplemental Agreement” shall mean the Supplemental Agreement, dated as of the Effective Date, by and among TCO, Tensar and Administrative Agent, substantially in the form of Exhibit D hereto, as the same may be amended, supplemented or modified from time to time.
     “Supplemental Payments” shall mean all amounts, liabilities and obligations which Tensar has assumed or agreed to pay to TCO hereunder and pursuant to any of the Lease Documents to which it is a party, including, without limitation, indemnity payments, payments for increased costs and expenses and other items identified herein and in Schedule 6, but excluding payments of Rent and payments which reduce the Acquisition Cost.
     “Tax Matters Agreement” means the Tax Matters Agreement, dated as of the Effective Date, by and among TCO, Tensar and Administrative Agent, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or modified from time to time.
     “TCO” shall mean TCO Funding Corp., a Delaware corporation.
     “Term” has the meaning set forth in Section 4.
     “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
     (b) Rules of Interpretation. Sections 2, 3 and 4 of Schedule 1 are hereby by reference in their entirety.
     SECTION 2. Agreement for Lease and Purchase Option Financing; Covenant of Quiet Enjoyment.
     Subject to, and upon all of the terms and conditions of this Agreement, TCO hereby agrees to provide financial accommodations consisting of a lease and purchase option finance facility to Tensar for the Leased Assets by leasing each of the Leased Assets to Tensar and granting to Tensar certain options to purchase all or a portion of the Leased Assets from TCO, and Tensar hereby accepts such lease and purchase option finance facility by leasing from TCO each of the Leased Assets from and including the Effective Date for the duration of the Term and by granting to TCO certain options to require Tensar to purchase all or a portion of the Leased Assets. Provided that no Event of Default has occurred and is continuing, TCO agrees that it will not interfere with Tensar’s quiet enjoyment and use of the Leased Assets during the Term.
     SECTION 3. Delivery and Acceptance of Leased Assets.
     Tensar has inspected the Leased Assets and has (i) unconditionally and irrevocably accepted the Leased Assets for all purposes of this Agreement, (ii) acknowledged and agreed that, as between TCO and Tensar (A) each Leased Asset has been inspected to Tensar’s satisfaction, is in good operating order, repair and condition, and is of a size, design, capacity and manufacture acceptable to Tensar; (B) each Leased Asset is duly registered with and/or certified or licensed by any Governmental Authority that is charged with such registration or with issuing such certificates or licenses; (C) Tensar is satisfied that each Leased Asset is suitable for its intended purpose; and (D) TCO has made no warranty, expressed or implied, as to any Leased

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Asset, Tensar hereby acknowledging and accepting the disclaimers contained in Section 18 hereof; and (iii) waived any defect or other proper objection to any Leased Asset.
     SECTION 4. Term.
     The term for the lease and purchase financing of the Leased Assets hereunder (the “Term”) shall commence on the Effective Date and, unless sooner terminated in accordance with this Agreement, the Call Option Letter or the Put Option Letter, shall end on the Final Rent Payment Date.
     SECTION 5. End of Term Delivery of Leased Assets.
     If on the Final Rent Payment Date, after giving effect to the Rent payment to be made on such date, Tensar has not exercised the Call Option, or TCO has not exercised the Put Option, collectively, as to all of the Leased Assets, then on such date Tensar shall deliver, at Tensar’s expense, all of the Leased Assets to TCO (or to a third party designated by TCO) at a location or locations within the continental United States as specified in writing by TCO or such third party. At the time of such return to TCO or delivery to the third party, each Leased Asset (and each Part or component thereof) shall be in good operating order and in the repair and condition as when originally delivered to Tensar, ordinary wear and tear from proper use thereof excepted, and refurbished where necessary. In addition, each Leased Asset shall (i) be in material compliance with any and all statutes, laws, ordinances, rules and regulations of any Governmental Authority applicable to the use and operation of such Leased Asset and (ii) be free and clear of all Liens, other than Liens in favor of TCO.
     SECTION 6. Payments.
     (a) Tensar shall pay Rent to TCO in accordance with this Section 6 and Schedule 6. Rent shall be paid with respect to each Rent Period in the amounts and on the Rent Payment Dates specified in Schedule 6. Rent for each Rent Period is due and payable in arrears and in full on each Rent Payment Date. Tensar shall pay Rent in accordance with the terms hereof without prior notice or demand from TCO.
     (b) Tensar hereby undertakes that it shall pay to TCO, upon demand, to the extent permitted by applicable law, a late fee on any Rent, Supplemental Payment or other amount payable under this Agreement, any other Lease Document to which it is a party that is not paid when due, for any period for which any of the same is overdue, at a rate per annum equal to the Default Rate. Payment or acceptance of the fee provided for in this Section 6(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of TCO.
     (c) The parties hereto acknowledge and agree that each Supplemental Payment and each payment under the other documents entered into in connection with this Agreement shall be integral to this Agreement.

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     SECTION 7. Net Lease.
     Except as otherwise expressly provided herein, this Agreement is a net lease. Tensar acknowledges and agrees that its obligations hereunder, under any other Lease Document or any Security Document to which it is a party, including, without limitation, its obligation to pay all Rent payable hereunder, shall be absolute and unconditional under any and all circumstances and shall be paid to TCO without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever, including, without limitation, any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment due or alleged to be due to, or by reason of, any past, present or future claims which Tensar may have against TCO or any person entering into contractual arrangements with TCO to enable it to satisfy its obligations hereunder, or the manufacturer or producer of any Leased Asset, any Part or unit or component of the Leased Assets, or any other person (including any agent or representative of any such Person) for any reason whatsoever. Except as otherwise expressly provided herein and without in any manner limiting the generality of the foregoing sentence, the obligations and liabilities of Tensar hereunder shall in no way be released, discharged or otherwise affected for any reason, including, without limitation, (i) any defect in any item of the Leased Assets, any Part or unit or component of the Leased Assets, or the condition, design, operation or fitness for use thereof; (ii) abandonment, salvage or destruction of, any item of the Leased Assets, or any Part or unit or component of the Leased Assets; (iii) any Liens or rights of others with respect to any item of the Leased Assets, or any Part or unit or component of the Leased Assets; (iv) any prohibition or interruption of or other restriction against Tensar’s use, operation or possession of any item of the Leased Assets, or any Part or unit or component of the Leased Assets for any reason whatsoever, or any interference with such use, operation or possession by any person or entity; (v) any other Financing Obligation or liability, howsoever and whenever arising, of TCO, of any person entering into contractual arrangements with TCO to enable it to satisfy its obligations hereunder or of Tensar to any other Person; (vi) any insolvency, bankruptcy or similar proceedings by or against TCO, any person entering into contractual arrangements with TCO to enable it to satisfy its obligations hereunder, any guarantor of Tensar or Tensar; or (vii) any other reason whatsoever, whether similar or dissimilar to any of the foregoing, any present or future law to the contrary notwithstanding; it being the intention of the parties hereto that the Rent and other amounts payable by Tensar under this Agreement or any of the other Lease Documents to which it is a party shall continue to be payable in all events and in the manner and at the times herein provided, without notice or demand, unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Agreement.
     SECTION 8. TCO’s Title; Grant of Security Interest.
     (a) Except as otherwise provided herein, in the Call Option Letter or the Put Option Letter, (i) title to each item of the Leased Assets shall at all times remain in TCO and (ii) at no time during the Term shall title to any Leased Asset become vested in Tensar.
     (b) Without prejudice, and in addition to Section 8(a) hereof and the Guarantee and Collateral Agreement, the parties hereto intend, for all purposes under applicable law (including, without limitation, the Uniform Commercial Code and all federal and state bankruptcy and insolvency laws), that this Agreement is to be treated as a security agreement pursuant to which

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Tensar hereby grants to TCO a security interest in the Leased Assets and all proceeds thereof as collateral security for the payment and performance by Tensar of Tensar’s Obligations hereunder and under any other Lease/Purchase Facilities Documents to which it is a party.
     SECTION 9. Use of Leased Assets; Compliance with Laws.
     Tensar agrees that it shall not use or operate any Leased Asset, or knowingly permit any Leased Asset to be used or operated, for any purpose for which such Leased Asset is not designed or reasonably suitable, or in any fashion that may reasonably subject such Leased Asset to any Liens, other than Permitted Liens, or in any area excluded from coverage by any insurance policy or policies. Tensar further agrees that each Leased Asset will be used and operated in the conduct of Tensar’s business and in compliance with all applicable law relating to the use, operation, maintenance and condition of such Leased Asset (including, without limitation, all zoning, environmental protection, pollution, sanitary and safety laws). Tensar will not load, use, operate, or store any Leased Asset, or knowingly permit the loading, using, operating or storing of any Leased Asset, in a negligent manner or otherwise in violation of this Agreement, any other Lease Document or any Security Document, or so as to void any of the insurance coverages specified in Section 15 on any Leased Asset. Tensar shall procure and maintain in effect all licenses, certificates, permits, approvals and consents required by applicable law in connection with the delivery, use, operation, maintenance and condition of each Leased Asset. The Leased Assets will at all times be and remain in the control of Tensar and its Subsidiaries except (i) as Tensar’s relinquishment of control of a Leased Asset is specifically permitted by this Agreement and (ii) except while a Leased Asset is undergoing routine maintenance. To the extent that applicable law requires the licensing or certification of an operator of any Leased Asset, each such operator or user shall be duly licensed and currently certificated and qualified to operate such Leased Asset and authorized by the terms of (and in accordance with the provisions and requirements of) the insurance policy or policies providing the coverages specified in Section 15 hereof.
     SECTION 10. Maintenance and Repair of the Leased Assets.
     (a) Tensar agrees, at its own cost and expense, to be responsible for the performance of all Ordinary Maintenance and Repair in connection with the Leased Assets. The term “Ordinary Maintenance and Repair” shall mean all repair, replacement and maintenance required in the ordinary and regular course of the business and operations of Tensar and its Subsidiaries to keep, repair, maintain and preserve the Leased Assets in good order and operating condition, and in compliance with such maintenance and repair standards and procedures as are set forth in the manufacturer’s manuals pertaining to the Leased Assets, and as otherwise may be required to enforce warranty claims against each vendor and manufacturer of each Leased Asset, and in compliance with the maintenance and repair standards of Tensar for similar equipment and in compliance with prudent national industry standards and with all requirements of applicable law relating to the maintenance and condition of the Leased Assets.
     (b) TCO shall be obligated to perform or cause to be performed all Major Maintenance in connection with the Leased Assets. TCO intends to enter into the Supplemental Agreement with Tensar pursuant to which Tensar will perform or cause to be performed all Major Maintenance in connection with the Leased Assets. The term “Major Maintenance” shall mean all repair,

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replacement and maintenance in connection with the Leased Assets and not constituting Ordinary Maintenance and Repair.
     SECTION 11. Replacement of Parts; Alterations; Modifications and Additions.
     In case any Part, component or unit of the Leased Assets is required to be altered or modified, or any equipment or appliance on any Leased Asset is required to be altered, added, replaced or modified, in either case in order to comply with applicable law (a “Required Alteration”), TCO shall be obligated to make or cause to be made such Required Alteration. TCO intends to enter into the Supplemental Agreement with Tensar pursuant to which Tensar will make or cause to be made such Required Alterations. Such Required Alterations shall immediately be and become part of the Leased Assets and subject to the terms of this Agreement, and title thereto shall vest in TCO. All Parts, equipment and appliances incorporated or installed in or attached to any Leased Asset in connection with servicing, repairing, maintaining and overhauling any Leased Asset pursuant to the requirements of Sections 10 or 11 hereof (“Replacement”) shall be considered accessions to such Leased Asset and shall immediately, without further act, be and become part of the Leased Asset, and title thereto shall vest in TCO. Tensar may, without the prior written consent of TCO, affix or install any accessory, equipment or device on any Leased Asset or make any improvement or addition thereto other than a Required Alteration or Replacement (“Improvement”); provided, that (i) a nonremovable Improvement may be made to the Leased Asset only if such Improvement does not reduce the value of the Leased Asset and (ii) any other Improvement may be made to the Leased Asset only if such Improvement is readily removable without causing damage to the Leased Asset or impairing the value, utility or condition the Leased Asset would have had if such Improvement had not been so affixed or installed. Nonremovable Improvements shall be considered accessions to the Leased Asset and shall immediately without further act be and become part of the Leased Asset, and title thereto shall vest in TCO. At the time title to any replacement Part, equipment or appliance has become vested in TCO pursuant to the provisions of this Section 11, title to the Part, equipment or appliance replaced thereby shall thereupon vest in Tensar, subject to the Lien thereon created under the Security Documents.
     SECTION 12. Identification; Inspection.
     Tensar shall, if requested by TCO, to the extent practicable and in a manner not detrimental to Tensar’s business, promptly mark each item of the Leased Assets so as to identify that TCO holds title to such item. Subject to the foregoing sentence, the manner in which each such item is to be marked shall be specified by TCO.
     SECTION 13. Assignment.
     (a) TCO shall have the right, without the consent of Tensar Holdings or Tensar to collaterally assign and grant a security interest in its rights hereunder and under any other Lease Documents (including the Call Option Letter, the Put Option Letter, the Tax Matters Agreement, the Supplemental Agreement, the Guarantee and Collateral Agreement, the Mortgages and the other Security Documents) in favor of any person. Any such assignee (and its successors, assigns and agents) shall have the right to foreclose upon any such collateral assignment or security interest, and exercise all rights and remedies under the applicable documentation

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relating thereto, without any requirement for consent from Tensar or Tensar Holdings, and Tensar and Tensar Holdings agree to fully cooperate with any such exercise of rights or remedies by any such assignee (and its successors, assigns and agents).
     (b) TCO may at any time sell or transfer all, but not less than all, of its right, title and interest in and to the Leased Assets and, in connection therewith, sell, assign and transfer all, but not less than all, of its right, title and interest in, to and under this Agreement and the other Lease Documents. Any such assignee hereunder shall have all of TCO’s right, title and interest accruing under this Agreement and any other Lease Document, shall be subject to and shall assume all of TCO’s liabilities and obligations hereunder and thereunder and shall comply with all of TCO’s covenants and agreements hereunder and thereunder, from the effective date of such assignment. Tensar shall attorn to and recognize such assignee as “TCO” hereunder upon the same terms and conditions as set forth in this Agreement and Tensar and Tensar Holdings agree to perform all of Tensar’s obligations pursuant to this Agreement. No such assignment shall limit Tensar’s rights under this Agreement. Any assignment by TCO pursuant to this Section 13 shall (i) be subject to the rights of Tensar under the Call Option Letter and (ii) include an assignment by TCO of each other agreement between TCO and Tensar relating to the Leased Assets, this Agreement, any other Lease Documents, to the same assignee, and an assumption by such assignee of the obligations of TCO thereunder. No such assignee shall be liable for any act or omission of the prior lessor hereunder or subject to any defenses or offsets which Tensar may have against a prior lessor hereunder. Tensar may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of TCO (and any attempted assignment or transfer by Tensar without such consent shall be null and void).
     SECTION 14. Event of Loss.
     (a) Termination and Payments Upon Event of Loss, Upon the occurrence of an Event of Loss. Tensar shall give prompt notice thereof to TCO and Tensar’s obligation to pay Rent hereunder shall terminate immediately with respect to all of the Leased Assets; provided that TCO shall be entitled to the payment specified in Section 14(b) in relation to the Leased Assets; provided, further, that this Agreement, and each of the other obligations of Tensar hereunder, shall remain in effect and survive such Event of Loss. Not later than one Business Day after the occurrence of an Event of Loss, Tensar shall pay all outstanding Rental Rate applicable to the Leased Assets to the date of such Event of Loss.
     (b) Event of Loss Payments. Pursuant to the Supplemental Agreement, Tensar acknowledges and agrees that all insurance and other payments resulting from or becoming due in connection with an Event of Loss in relation to the Leased Assets that are received by Tensar shall be paid or remitted by Tensar to TCO on the date of receipt thereof. Upon such payment, TCO shall update the Leased Assets Register accordingly.
     (c) Payments Not Relating to an Event of Loss. In the event of any condemnation, confiscation, theft or seizure of, or requisition of title to or use of, or loss, casualty or damage to, any Leased Asset not constituting an Event of Loss (each, a “Casualty/Condemnation Event”), Tensar shall promptly give written notice thereof to TCO generally describing the nature and extent of such damage, destruction or taking. If Tensar does not elect to use such Casualty/Condemnation Proceeds for the repair, restoration or replacement of the Leased Assets

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within 180 days of receipt thereof, any Casualty/Condemnation Proceeds shall be applied by TCO in reduction of the scheduled Acquisition Cost installment payments set forth in Schedule 6 pro rata as against such scheduled installments. Upon such application, TCO will update the Leased Assets Register accordingly. Tensar may request TCO to agree to the use of any such Casualty/Condemnation Proceeds for the repair, restoration or replacement of the Leased Asset which was subject to such Casualty/Condemnation Event in the event that the conditions set forth in the definition of Casualty/Condemnation Proceeds are met. If TCO agrees to such request, such funds shall not be applied by TCO in reduction of the scheduled Acquisition Cost installment payments, and TCO agrees that Tensar may use such funds within such 180-day period for the repair, restoration or replacement of the Leased Assets and, if not so used within such period, such funds shall be remitted by Tensar to TCO and applied by TCO in reduction of the scheduled Acquisition Cost installment payments set forth in Schedule 6 pro rata as against such scheduled installments.
     SECTION 15. Insurance.
     (a) Coverage — Leased Assets. TCO shall be responsible for maintaining or causing to be maintained in full force and effect property damage and casualty insurance coverage for the Leased Assets from financially sound and reputable insurers and to such an extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured by extended coverage, as is customary for companies in the same or similar businesses operating in the same or similar locations as the Tensar Parties, (or as otherwise required by this Section 15). TCO intends to enter into the Supplemental Agreement with Tensar pursuant to which Tensar will obtain, or arrange to obtain, the insurance required by this Section 15(a).
     (b) Coverage — Liability and Other Assets. Tensar will at all times maintain in full force and effect insurance in relation to its owned assets and other liabilities in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are required by Section 1.02 of Schedule 3 hereto.
     SECTION 16. Illegality.
     Where the introduction of any law, order, regulation or official directive or any change in the interpretation or application thereof by any Governmental Authority makes it unlawful for any person party to this Agreement or any of their respective successors and assigns to give effect to its respective obligations under this Agreement or any of the other Lease Documents, then such person shall notify the other parties hereto of such change in circumstances and, in consultation with the other parties hereto, use all reasonable efforts to avoid the effects of such introduction, variation or change. If the affected party determines in good faith that it is unable, within any period which the relevant introduction, variation or change may allow, to avoid the effects of the same, then the Illegality Unwind Option may be exercised by TCO.
     SECTION 17. Survival; Expenses; Indemnity; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.
     Schedule 7 is hereby incorporated herein in its entirety by reference.

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     SECTION 18. No Warranties.
     (a) TCO, NOT BEING A SELLER (AS SUCH TERM IS DEFINED IN THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY APPLICABLE JURISDICTION AND FOR THE PURPOSES OF SUCH UNIFORM COMMERCIAL CODE), OR A SELLER’S AGENT, AND INASMUCH AS TENSAR HAS ACCEPTED DELIVERY OF THE LEASED ASSETS AFTER SATISFYING ITSELF AS TO THE CONDITION, QUALITY, FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE OF SUCH LEASED ASSETS, DOES NOT MAKE AND SHALL NOT BE DEEMED TO HAVE MADE, AND TENSAR HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOLLOWING: (I) VALUE, CONDITION, DESIGN, COMPLIANCE WITH SPECIFICATIONS, DURABILITY OR OPERATION OF, OR QUALITY OF THE MATERIAL OR WORKMANSHIP IN, OR TITLE TO, OR ANY DEFECT IN, THE LEASED ASSETS, ANY PART, OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED HEREUNDER, (II) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR USE OR FOR A PARTICULAR PURPOSE OF THE LEASED ASSETS, ANY PART, OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED HEREUNDER, (III)WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT WITH RESPECT TO THE LEASED ASSETS, ANY PART, ANY OTHER ITEM OR ANY OTHER THING DELIVERED, LEASED, SOLD OR TRANSFERRED HEREUNDER, WHETHER ACTUAL OR IMPUTED (INCLUDING, WITHOUT LIMITATION, ANY STATUTORY WARRANTY OR CONDITION UNDER ANY REQUIREMENT OF LAW) OR (V) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO, THE LEASED ASSETS, ANY PART, OR ANY OTHER THING, FOR ANY LOSS OF USE, REVENUE OR PROFIT, OR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE TO OR LOSSES RESULTING FROM THE INSTALLATION, OPERATION OR USE OF THE LEASED ASSETS OR ANY PRODUCTS MANUFACTURED THEREBY); IT BEING UNDERSTOOD THAT TCO SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT TO ANY OF THE FOREGOING MATTERS AND THAT ALL RISKS OF ANY NATURE INCIDENT THERETO ARE TO BE BORNE BY TENSAR. TCO LEASES THE LEASED ASSETS HEREUNDER “AS IS”, “WHERE IS” AND WITH ALL FAULTS, IF ANY.
     (b) TCO hereby assigns to Tensar all assignable warranties made by any supplier to TCO in relation to any of the Leased Assets for and during the term of this Agreement, and Tensar hereby acknowledges and agrees to resolve all such claims related to any such warranties directly with any such supplier. TCO shall cooperate with Tensar with respect to the resolution of such claims and by appropriate proceedings at Tensar’s expense. Any such claim shall not affect in any manner the obligation of Tensar to pay Rent and other payments hereunder, under any other Lease Document or under any Security Document.

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     (c) So long and only so long as a Default or an Event of Default shall not have occurred and be continuing, and so long and only so long as any of the Leased Assets shall be subject to this Agreement and Tensar shall be entitled to possession of the Leased Assets hereunder, TCO authorizes Tensar, at Tensar’s sole expense, to assert for TCO’s account, all rights and powers of TCO under any manufacturer’s, vendor’s or dealer’s warranty on any item of Leased Assets; provided, however, that Tensar shall indemnify, protect, save, defend and hold harmless TCO from and against any and all claims, and all costs, expenses, damages, losses and liabilities incurred or suffered by TCO or any such person in connection therewith, as a result of, or incident to, any action by Tensar pursuant to the foregoing authorization; provided, further, that the indemnity in this Section 18 shall be implemented in accordance with Section 17.
     SECTION 19. Representations and Warranties.
     Tensar Holdings and Tensar hereby make the representations and warranties set forth on Schedule 2 hereto to TCO, each of which shall be true, correct, and complete, in all material respects, as of the Effective Date.
     SECTION 20. Affirmative Covenants.
     Tensar Holdings and Tensar hereby covenant and agree that so long as this Agreement or any other Lease Document is in effect or any amount is payable hereunder or under any other Lease Document, Tensar Holdings and Tensar shall observe and comply with the general covenants and agreements set forth in Schedule 3 hereto.
     SECTION 21. Negative Covenants.
     Tensar Holdings and Tensar hereby covenant and agree that so long as this Agreement or any other Lease Document is in effect or any amount is payable hereunder or under any other Lease Document, Tensar Holdings and Tensar shall observe and comply with the covenants and agreements set forth in Schedule 4 hereto.
     SECTION 22. Events of Default.
     Schedule 5 is hereby incorporated herein by reference in its entirety.
     SECTION 23. Remedies Upon Default.
     (a) The last paragraph of Schedule 5 hereto is hereby incorporated herein in its entirety.
     (b) No remedy referred to in this Section 23 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in Schedule 5 or otherwise available to TCO at law or in equity; and the exercise or beginning of exercise by TCO of any one or more of such remedies shall not preclude the simultaneous or later exercise by TCO of any or all such other remedies. No express or implied waiver by TCO of any Default or Event of Default hereunder shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default. To the extent permitted by applicable law, Tensar hereby waives any rights now or hereafter conferred by statute or otherwise which may require TCO to sell the

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Leased Assets in mitigation of the damages or otherwise to limit or modify any of TCO’s rights or remedies under this Section 23.
     SECTION 24. TCO’s Right to Perform for Tensar.
     If Tensar fails to make any Supplemental Payment required to be made by it hereunder or fails to perform or comply with any of its agreements contained herein, TCO may itself make such payment or perform or comply with such agreement, and the amount of such payment and the amount of the expenses of TCO incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, together with an amount thereon computed at the Default Rate in accordance with Section 6, shall, if not paid by Tensar to TCO on demand, be deemed a Supplemental Payment hereunder; provided, however, that no such payment, performance or compliance by TCO shall be deemed to cure any Default or Event of Default hereunder.
     SECTION 25. Notices.
     Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
     if to TCO,
TCO Funding Corp.
c/o Global Securitization Services, LLC
445 Broad Hollow Road, Suite 239
Melville, New York 11747
Attn: Andrew Stidd
Telephone:     (631) 930-7203
Telecopy:      (212) 302-8767
With a copy to:
King & Spalding LLP
1185 Avenue of the Americas
New York, NY 10036
Attn: Isam Salah
Telephone:     (212) 556-2140
Telecopy:       (212) 556-2222
     if to Tensar,
The Tensar Corporation, LLC
5871 Glenridge Drive, Suite 330
Atlanta, GA 30328
Attn: Katherine Spear
Telephone: (404) 214-5375
Telecopy: (404) 214-5379

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With copies to:
Arcapita, Inc.
75 Fourteenth Street — 24th Floor
Atlanta, Georgia 30309
Attn: Scott Buschmann
Telephone: (404) 920-9000
Telecopy: (404) 920-9001
and
King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attn: Isam Salah
Telephone: (212) 556-2100
Telecopy: (212) 556-2222
If to Administrative Agent:
Credit Suisse
Eleven Madison Avenue
New York, NY 10010
Attn: Jill Hogan
Telephone : (212) 325-9092
Facsimile: (212) 743-1860
with a copy to:
Latham & Watkins LLP
885 Third Avenue,
New York, New York, 10022
Attn: Michele Penzer, Esq.
Telephone : (212) 906-1200
Facsimile: (212) 751-4864
               All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.
     SECTION 26. Call Option.
     (a) Call Option. Provided Tensar has made all Rent payments and all Supplemental Payments then due, Tensar shall have the right and option to purchase, pursuant to, and subject to

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the terms and conditions of, the Call Option Letter, all or a portion of the Leased Assets from TCO on any date for an aggregate price of U.S. $10.00, payable in connection with each such purchase, plus the other amounts specified in the Call Option Letter. Any exercise of the Call Option as of the Final Rent Payment Date shall be for all of the Leased Assets then subject to this Agreement and any exercise of the Call Option as of any other date may be for all or any portion of the Leased Assets as specified by Tensar. Tensar shall notify TCO of its exercise of the Call Option not less than three (3) Business Days prior to the date on which the purchase is to be effected, any such notice to be irrevocable and to be provided in accordance with the terms of the Call Option Letter. If Tensar exercises the Call Option under this Section 26(a), TCO shall sell the Leased Assets (or the undivided percentage interest therein, as applicable) to Tensar on the terms and conditions provided herein and in the Call Option Letter. The Call Option may be utilized on more than one date.
     (b) Settlement Terms. In the event that Tensar purchases all or any portion of the Leased Assets from TCO pursuant to Section 26(a) above and the Call Option Letter, TCO and Tensar hereby agree that the following provisions shall apply:
     (i) Representations and Warranties of Tensar. Tensar shall represent, warrant, covenant and agree with TCO as of the date of any sale of such Leased Assets by TCO to Tensar, except where specific reference is made to another date or dates, that:
     (A) Tensar has the full right, power and authority to purchase such Leased Assets from TCO as provided in this Agreement and to carry out Tensar’s obligations under this Agreement (as such pertain to the sale of such Leased Assets), and all requisite action necessary to authorize Tensar to enter into the purchase of such Leased Assets and to carry out Tensar’s obligations with respect thereto has been, or on, or before the date of any sale of such Leased Assets to Tensar, will have been, taken;
     (B) Tensar acknowledges that:
     (1) Tensar is purchasing such Leased Assets, and such Leased Assets shall be conveyed and transferred to Tensar, “HAVING BEEN INSPECTED TO THE SATISFACTION OF TENSAR, AS-IS, WHERE-IS, AND WITH ALL FAULTS AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY RECOURSE OR WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF TCO”; provided, that TCO shall represent that it has not voluntarily incurred any Liens on the Leased Assets which have not been released. Tensar acknowledges that it has not relied, and is not relying, on any information, document, sales brochure, or other literature, sketch, projection, pro forma, statement, representation, guaranty, or warranty (whether express or implied, or oral or written, or material or immaterial) that may have been given by, or made by, or on behalf of, TCO;

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     (2) Tensar shall not be entitled to, and shall not rely on, TCO as to (x) the quality, nature, adequacy, or physical condition of the Leased Assets; (y) the quality of any labor or materials relating in any way to the Leased Assets; or (z) the condition of title to the Leased Assets;
     (3) EXCEPT AS EXPRESSLY SET FORTH IN THE PROVISO IN SUBPARAGRAPH (1) ABOVE (WITH RESPECT TO LIENS VOLUNTARILY INCURRED BY TCO), TCO HAS NOT, DOES NOT, AND WILL NOT, WITH RESPECT TO SUCH LEASED ASSETS, MAKE ANY WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT NOT IN ANY WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, OR MARKETABILITY OF SUCH LEASED ASSETS; and
     (4) Without in any way limiting the generality of the preceding subparagraphs (1) through (3), Tensar specifically acknowledges and agrees that Tensar hereby waives, releases, and discharges any claim Tensar has, might have had, or may have against TCO with respect to the condition of such Leased Assets, patent or latent, the actual or potential income or profits to be derived from such Leased Assets, and any other state of facts which exists with respect to such Leased Assets.
     (ii) Survival Beyond Closing. The representations and warranties of Tensar contained in this Agreement as set forth in Section 26(b)(i) shall survive the closing of the sale of any Leased Assets to Tensar and the termination of this Agreement.
     (iii) Seller. At the sale of any Leased Assets to Tensar, TCO shall deliver or cause to be delivered to Tensar, at Tensar’s sole cost and expense, a bill of sale of such Leased Assets, duly executed by TCO.
     (iv) Payment. On the closing date of the sale, Tensar shall pay U.S. $10.00 to TCO Agent plus the other amounts required to be paid pursuant to the Call Option Letter and this Agreement.
     SECTION 27. Put Option.
     (a) Upon the occurrence of any event specified in the Put Option Letter, TCO may exercise the Put Option and require Tensar to purchase, and upon such exercise Tensar shall be obligated to purchase and pay for, the Leased Assets in accordance with the terms of the Put Option Letter and this Agreement.
     (a) (b) In the event that Tensar purchases all or any portion of the Leased Assets from TCO as required by this Section and the Put Option Letter, TCO and Tensar hereby agree that the provisions set forth in Section 26(b)(i)-(iv) shall apply.

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     SECTION 28. Appointment of Administrative Agent. TCO hereby appoints the Administrative Agent as its agent for the purpose of taking all actions, exercising all rights and giving and receiving all notices and instructions that may be taken, exercised, given or received directly by TCO hereunder, and TCO hereby authorizes the Administrative Agent to take all such actions, to exercise all such rights and to give and receive all such notices and instructions with the same effect as if taken, exercised, given or received by TCO. All parties to this Agreement hereby acknowledge and agree to such appointment and agree to accept the actions taken by the Administrative Agent, the rights exercised by the Administrative Agent and the notices and instructions given by the Administrative Agent with the same force and effect as if taken, exercised or given by TCO.
     SECTION 29. Miscellaneous.
     (a) Any provision of this Agreement, any other Lease Document, or any other document entered into in connection herewith or therewith which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or diminishing the rights of TCO under the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (b) No term or provision of this Agreement, any other Lease Document or any other document entered into in connection herewith or therewith or evidencing Obligations may be amended, altered, waived, discharged or terminated orally, but only by an instrument in writing signed by a duly authorized officer of each person party hereto. A waiver on any one occasion shall not be construed as a waiver on a future occasion. All of the covenants, conditions and obligations contained in this Agreement, any other Lease Document or any other document entered into in connection herewith or therewith shall be binding upon and shall inure to the benefit of the respective successors and assigns of TCO and Tensar. This Agreement, any other Lease Document or any other document entered into in connection herewith or therewith may be executed in as many counterparts as shall be determined by the parties hereto when so executed, and each such counterpart shall be binding on all parties hereto, notwithstanding that such parties are not signatories to the same counterpart. This Agreement and each related instrument, document, agreement and certificate collectively constitute the entire agreement of TCO and Tensar with respect to the financing of the Leased Assets, and cancel and supersede any and all prior oral or written understandings with respect thereto. THIS AGREEMENT, ANY OTHER LEASE DOCUMENT OR ANY OTHER DOCUMENT ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK
     SECTION 30. Further Assurances.
     (a) TCO and Tensar agree to cooperate in good faith and to execute and deliver such documents and further assurances consistent with and in clarification of the characterization and intent of the parties with respect to this Agreement and the other Lease Documents.
     (b) Without limitation of Section 30(a), Tensar and Tensar Holdings will perform, and will cause each other Tensar Party to perform, any and all acts and execute, and cause each other

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Tensar Party to execute, any and all documents (including the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, Federal, state or local jurisdictions, including any filings in the United States Patent and Trademark Office or similar foreign office, which are necessary (or reasonably requested by TCO or the Administrative Agent), from time to time, in order to grant and maintain in favor of TCO a security interest in each item of the Collateral of the type and priority described in the relevant Security Document or herein.
     (c) Tensar will deliver or cause to be delivered to TCO or its agents or designees from time to time such other documentation, consents, authorizations, approvals and orders in form and substance satisfactory to TCO as TCO shall deem reasonably necessary or advisable to perfect or maintain the Liens in favor of TCO, including with respect to assets which are required to become Collateral after the Effective Date.
     SECTION 31. Rights of Set-Off; Adjustments. Upon the occurrence and during the continuance of any Event of Default, TCO is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other obligations at any time owed to Tensar by TCO against any and all of the obligations of Tensar now or hereafter existing under this Agreement or any other Lease Document or otherwise, irrespective of whether TCO shall have made any demand hereunder or thereunder and although such obligations may be unmatured. TCO agrees promptly to notify Tensar after any such set-off and application made by TCO; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of TCO under this Section 31 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that TCO may have.
     SECTION 32. Survival. In the event that during the Term of this Agreement, Tensar becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof or any other Lease Document, such liability will continue, notwithstanding the expiration or termination of this Agreement or such other Lease Document, until all such amounts are paid or reimbursed by Tensar.
[Signature Page Follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this Lease Financing and Purchase Option Agreement to be executed by their duly authorized representatives as of the date first above written.

TCO FUNDING CORP.

By	/s/ Katherine Spear Name: Katherine Spear
Title: Chief Financial Officer

THE TENSAR CORPORATION, LLC

By	/s/ Katherine Spear Name: Katherine Spear
Title: Chief Financial Officer

CREDIT SUISSE, Cayman Islands Branch, as Administrative Agent

By	/s/ PHILLIP HO Name: PHILLIP HO
Title: DIRECTOR

By	/s/ RIANKA MOHAN Name: RIANKA MOHAN
Title: ASSOCIATE
[Signature Page to Lease Financing And Purchase Option Agreement]

SCHEDULE 1
DEFINITIONS

Execution Copy
LEASE RIDERS
Schedule 1
Definitions
     1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “Acquired Assets” shall mean the assets acquired by TCO from Tensar pursuant to the Asset Purchase Agreement.
     “Acquisition” shall mean the acquisition by Tensar Holdings pursuant to the Merger Agreement of all the Equity Interests in Holdings from the Sellers; the aggregate amount of consideration for the Acquisition is approximately $201,900,000 (the “Acquisition Consideration”).
     “Acquisition Consideration” shall have the meaning assigned to such term in the definition of “Acquisition”.
     “Acquisition Documentation” shall mean, collectively, the Merger Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.
     “Acquisition Transactions” shall mean, collectively, (a) the Acquisition, including the payment of the Acquisition Consideration, (b) the Equity Contribution, (c)(i) the consummation of the transactions contemplated by the Asset Purchase Agreement and (ii) the obtaining by Tensar of this Agreement, (d) the obtaining by Tensar of the Commodities Purchase Facility, (e) the obtaining by Tensar of the Second Lien Commodities Purchase Facility, (f) the obtaining by Tensar Holdings of the Tensar Holdings Commodities Purchase Facility, (g) the repayment by Holdings and Tensar of all Existing Obligations, the termination of the Existing Credit Facility and the release of all Liens and guarantees granted in respect thereof and any other Existing Obligations, in each case in a manner satisfactory to TCO and the Administrative Agent and (h) the payment of fees and expenses incurred in connection with the foregoing.
     “Administrative Agent” shall mean Credit Suisse acting through its Cayman Islands branch.
     “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Schedule 4, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
     “Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit G pursuant to which intercompany obligations and advances owed by any Tensar Party are subordinated to the Obligations.
Schedule 1, Defined Terms

     “Agreed Profit” shall mean “Agreed Profit” as defined in the Commodities Purchase Agreement and in the Second Lien Commodities Purchase Agreement, as applicable.
     “Agreement” shall have the meaning assigned to such term in the preamble.
     “Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated as of October 31, 2005, among TCO and Tensar, as the same may be amended, supplemented or modified from time to time in accordance with the provisions hereof.
     “Asset Sale” shall mean the sale, lease, sub-lease, license, sub-license, sale and leaseback, assignment, conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by any Tensar Party or any of the Subsidiaries to any person (other than Tensar or any Subsidiary Guarantor) of (a) any Equity Interests of any of the Subsidiaries or (b) any other assets of any Tensar Party or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary; provided that any asset sale or series of related asset sales described in clause (b) above having a value not in excess of $250,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
     “Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which Tensar or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
     “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City, Dallas, Texas, and Atlanta, Georgia are authorized or required by law to close; provided, however, that when used in connection with any payment to TCO or the Administrative Agent required hereunder (including with respect to all notices and determinations in connection therewith), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” shall mean, for any period, with respect to any person, (a) the additions to property, plant and equipment and other capital expenditures of such person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such person and its consolidated subsidiaries during such period; provided that, for purposes of determining compliance with Section 1.10 of Schedule 4, all Capital Expenditures incurred prior to October 1, 2005, shall be excluded.
     “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
Schedule 1, Defined Terms

     A “Change in Control” shall be deemed to have occurred if (a) at any time prior to a Qualified IPO, the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing at least 66 2/3% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Tensar Holdings; (b) after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Holders shall own directly or indirectly, beneficially or of record, Equity Interests representing either (i) more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Tensar Holdings or (ii) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Tensar Holdings then held, directly or indirectly, beneficially and of record, by the Permitted Holders; (c) a majority of the seats (other than vacant seats) on the board of directors of Tensar Holdings shall at any time be occupied by persons who are not Continuing Directors; (d) Tensar Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdings or Holdings shall fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Tensar, in each case, free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement or by the Second Lien Commodities Purchase Facility Documents); or (e) any change of control (or similar event, however denominated) with respect to any Tensar Party or any Subsidiary shall occur under and as defined in the Related Financing Documents.
     “Collateral” shall mean all property and assets of the Tensar Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties.
     “Commodities Purchase Agreement” shall mean the Working Capital Murabaha Facility Agreement, dated as of the Effective Date, by and between Tensar Holdings, Tensar, TCO Funding Corp., and Credit Suisse, as administrative agent, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Commodities Purchase Facility Documents” shall mean the Commodities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the foregoing or providing for any Guarantee, Lien or other right in respect thereof, including the Reimbursement Letter and the Security Documents, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Commodities Purchase Facility” shall mean the working capital Murabaha facility provided for in the Commodities Purchase Agreement.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of Tensar dated October 2005.
     “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Financing Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and
Schedule 1, Defined Terms

amortization for such period (including but not limited to any amortized obligation discount, amortized administrative expense and amortized hedging transaction expense), (iv) the adjustments set forth on Annex l(c) to Schedule 1, (v) management fees paid to the Sponsor for such period to the extent permitted by Section 1.07 of Schedule 4 not to exceed $1,000,000 per fiscal year, (vi) the amount of the Earnout Payment to the extent paid in cash and not to exceed $3,000,000, (vii) any reduction to Consolidated Net Income as a result of extraordinary losses, and (viii) any non-cash charges (other than the write-down of current assets) for such period (provided that to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (viii) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof), and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(viii) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio or the First Lien Leverage Ratio, (A) the Consolidated EBITDA of any Acquired Entity acquired by Tensar or any Subsidiary during such period pursuant to a Permitted Acquisition which has Consolidated EBITDA in excess of $500,000 for such period, shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Financing Obligations in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any person or line of business sold or otherwise disposed of during such period by Tensar or any Subsidiary which has Consolidated EBITDA in excess of $500,000 for such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Financing Obligations in connection therewith occurred as of the first day of such period).
     “Consolidated Financing Expense” shall mean, for any period, the sum of (a) rent or profit expense or the Rental Rate portion of rent of Tensar Holdings and its Subsidiaries for such period (including all Agreed Profit, Supplemental Profit and the Rental Rate portion of Rent payable, agreed profit under the Second Lien Commodities Purchase Agreement and all commissions, discounts and other fees and charges owed by Tensar and the Subsidiaries with respect to Murabaha Guarantee Obligations, letters of credit and bankers’ acceptance financing), in each case determined on a consolidated basis in accordance with GAAP, plus (b) any profit expense or the rental rate portion of any rent of Tensar or any Subsidiary that is required to be capitalized rather than expensed for such period in accordance with GAAP, plus (c) any other similar expense under GAAP.
     “Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Financing Expense for such period paid in cash, (b) the aggregate amount of scheduled Acquisition Cost payments in respect of the Leased Assets or scheduled payments (whether or not made) during such period to reduce the unpaid stated amount in respect of long term Financing Obligations (including Capital Lease Obligations and Synthetic Lease Obligations, but excluding payments applied to Purchase Price under the Commodities Purchase Facility) of Tensar and its Subsidiaries (other than payments made by Tensar or any of its Subsidiaries to Tensar or another Subsidiary), (c) Capital Expenditures for such period, less
Schedule 1, Defined Terms

Capital Expenditures incurred in connection with the new BX geogrid manufacturing line in Morrow, Georgia, and (d) the aggregate amount of Taxes paid in cash (net of refunds received with respect to such Taxes) payable by Holdings and its Subsidiaries during such period in accordance with Section 1.06(iii)(y) of Schedule 4.
     “Consolidated Net Income” shall mean, for any period, the net income or loss of Tensar Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary of Tensar to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of any agreement, instrument, or Requirement of Law applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary of Tensar or is merged into or consolidated with Tensar or any of its Subsidiaries or the date that such person’s assets are acquired by Tensar or any of its Subsidiaries, (c) the income of any person (other than a Subsidiary of Tensar) in which any other person (other than Tensar or a wholly owned Subsidiary of Tensar or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to Tensar or a wholly owned Subsidiary thereof by such person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business and (e) the Consolidated Net Income of the Merex Companies shall be excluded.
     “Contech Agreement” shall mean the Amended and Restated National Sales and Marketing Agreement, dated as of January 1, 2002, between Contech Construction Products Inc. and Tensar.
     “Continuing Directors” shall mean, at any time, any member of the board of directors of Tensar Holdings who (a) was a member of such board of directors on the Effective Date, after giving effect to the Acquisition, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
     “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
     “Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Tensar and its Subsidiaries.
     “Current Liabilities” shall mean, at any time, the consolidated current liabilities of Tensar and its Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Financing Obligations and (b) outstanding obligations with respect to Murabaha Price under the Commodities Purchase Agreement.
     “Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.
     “dollars” or “$” shall mean lawful money of the United States of America.
Schedule 1, Defined Terms

     “Domestic Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Earnout Payment” shall mean any additional payment required to be made to Dr. Nathaniel Fox pursuant to the Stock Purchase Agreement, dated as of July 31, 2002, between Nathaniel Fox and Michael Fox, as sellers, and Tensar and Holdings, as buyers, pertaining to the purchase of the stock and business of Geopier Foundation, Inc. and Geotechnical Reinforcement Company, Inc. (the “Geopier Agreement”) in an amount equal to 50% of the amount by which the combined “EBITDA” (as defined in the Geopier Agreement) of Geopier Foundation Company, Inc., a Georgia corporation, and Geotechnical Reinforcement Company, Inc., a Georgia corporation, for the fiscal year 2005 exceeds $3,498,012.50.
     “Effective Date” shall mean the date of this Agreement.
     “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages remediation costs, legal fees and consulting costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” shall mean any Permit under Environmental Law.
     “Equity Contribution” shall mean, collectively, (a) the contribution by the Sponsor and certain other investors acceptable to Tensar Holdings and the Administrative Agent of at least $121,300,000, other than up to $7,700,000 of such contribution which may be in the form of rollover equity of management, to Tensar Holdings as common equity, preferred equity and/or subordinated shareholder loans having terms reasonably satisfactory to Tensar Holdings and the Administrative Agent and (b) the contribution by Tensar Holdings of the amount so received in clause (a) to Holdings in cash in exchange for the issuance to Tensar Holdings of all the common stock of Holdings and (c) the contribution by Holdings of the amount so received in clause (b) to Tensar in cash in exchange for the issuance to Holdings of all the membership interests of Tensar.
     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in
Schedule 1, Defined Terms

any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
     “Equity Issuance” shall mean any issuance or sale by Tensar Holdings of any Equity Interests of Tensar Holdings, or the receipt by Tensar Holdings of any capital contribution, except in each case for (a) any issuance of directors’ qualifying shares and (b) sales or issuances of common stock of Tensar Holdings to management or employees of Tensar Holdings, Tensar or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Tensar, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
     “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by Tensar or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of Tensar or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by Tensar or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by Tensar or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Tensar or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which Tensar or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which Tensar or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of Tensar or any Subsidiary.
     “Event of Default” shall have the meaning assigned to such term in Schedule 5.
     “Excess Cash Flow” shall mean, for any fiscal year of Tensar Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of
Schedule 1, Defined Terms

such fiscal year over (b) the sum, without duplication, of (i) the amount of any Taxes payable (net of refunds received with respect to such Taxes in such fiscal year) in cash by Tensar and its Subsidiaries with respect to such fiscal year, (ii) Consolidated Financing Expense for such fiscal year payable in cash, (iii) Capital Expenditures made in cash in accordance with Section 1.10 of Schedule 4 during such fiscal year, except to the extent financed with the proceeds of Financing Obligations, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Financing Obligations (other than mandatory prepayments of Acquisition Cost pursuant to the terms hereof) permitted hereunder made by Tensar and its Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be redrawn and do not occur in connection with a refinancing of all or any portion of such Financing Obligations and (v) the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year.
     “Excluded Foreign Subsidiaries” shall mean, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation.
     “Existing Credit Facility” shall mean the credit facility of Holdings under the Second Amended and Restated Credit Agreement dated as of December 22, 2004, among Holdings, certain subsidiaries of Tensar, General Electric Capital Corporation, as a lender and as agent for all lenders, and the other lenders party thereto.
     “Existing Obligations” shall mean the (i) the Existing Credit Facility, (ii) the Mezzanine Credit Agreement, dated as of December 22, 2004, among Tensar, certain subsidiaries of Tensar and the lenders named therein and (iii) the PIK Notes issued pursuant to the PIK Note Purchase Agreement, dated as of December 22, 2004, as amended, among Tensar, Tensar Sub-Holdings, Inc., Merrill Lynch PCG, Inc., American Capital Strategies, Ltd. and Stark Event Trading Ltd.
     “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.
     “Financing Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated Financing Expense for the period of four consecutive fiscal quarters ended on or prior to such date, taken as one accounting period.
     “Financing Obligations” of any person shall mean, without duplication, (a) all obligations of such person in respect of any financing, including for borrowed money (including Acquisition Cost, any Purchase Price and any Unpaid Reimbursement Obligations) or with respect to deposits or advances of any kind or under any other Murabaha arrangements or Ijara arrangements, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person,
Schedule 1, Defined Terms

contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) all Financing Obligations of others secured by (or for which the holder of such Financing Obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Financing Obligations secured thereby has been assumed, (g) all Guarantees by such person of Financing Obligations of others, (h) all Capital Lease Obligations or Synthetic Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Financing Obligations of any person shall include the Financing Obligations of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Financing Obligations provide that such person is not liable therefor. For the avoidance of doubt, it is the intention of the Tensar Parties to incur only financing obligations acceptable under Islamic Shari’ah principles.
     “First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) Total Obligations with respect to this Agreement and the Commodities Purchase Agreement on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.
     “Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated Fixed Charges for such period, taken as one accounting period.
     “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” shall mean generally accepted accounting principles in the United States.
     “Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Financing Obligations or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Financing Obligations or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Financing Obligations or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Financing Obligations or other obligation of the
Schedule 1, Defined Terms

payment of such Financing Obligations or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Financing Obligations or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Financing Obligations or obligation or (v) to otherwise assure or hold harmless the owner of such Financing Obligations or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement in the form of Exhibit I, to be executed and delivered by Tensar Holdings, Holdings, Tensar and each Subsidiary which provides a guarantee in respect of the Obligations or the Working Capital Obligations.
     “Guarantors” shall mean Tensar Holdings, Holdings and the Subsidiary Guarantors.
     “Hazardous Materials” shall mean any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requires removal, remediation or reporting under any Environmental Law, including petroleum (including crude oil or fraction thereof), petroleum products or byproducts asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.
     “Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, futures or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of any Tensar Party or any Subsidiary shall be a Hedging Agreement. For the avoidance of doubt, it is the intention of the Tensar Parties to incur only such Hedging Agreements as are acceptable under Islamic Shari’ah principles.
     “Holdings” shall mean The Tensar Corporation, a Delaware corporation.
     “Indemnitee” shall have the meaning assigned to such term in Section 2(b) of Schedule 7.
     “Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Intellectual Property Security Agreement” shall mean all Intellectual Property Security Agreements to be executed and delivered by the Tensar Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement.
     “Intercreditor Agreement” shall mean the Tensar Intercreditor Agreement substantially in the form of Exhibit F.
Schedule 1, Defined Terms

     “Investments” shall have the meaning assigned to such term in Section 1.04 of Schedule 4.
     “Lease Documents” shall mean this Agreement, the Asset Purchase Agreement, the Call Option Letter, the Put Option Letter, the Tax Matters Agreement, the Supplemental Agreement and the Security Documents and all other instruments, agreements and other documents evidencing or governing the foregoing or providing for any Guarantee, Lien or other right in respect thereof, as the same may be amended, supplemented or otherwise modified from time to time.
     “Lease/Purchase Facilities Documents” shall mean, collectively, the Lease Documents and the Commodities Purchase Facility Documents.
     “Leverage Ratio” shall mean, on any date, the ratio of (a) Total Obligations on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Margin Stock” shall have the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” shall mean a material adverse condition or material adverse change in or materially affecting (a) the business, assets, liabilities, operations or condition (financial or otherwise) or operating results of the Tensar Parties and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Lease Documents or the rights and remedies of TCO or the Administrative Agent thereunder; provided that for purposes of any representation or warranty provided by any Tensar Party on the Effective Date, a Material Adverse Effect shall not include (A) a downturn in general economic, business or regulatory conditions or other changes therein, (B) effects or changes that are generally applicable to the industries and markets in which the Tensar Parties or the Subsidiaries operate, provided that such changes do not disproportionately affect the Tensar Parties or the Subsidiaries or their business, (C) changes in the United States or world financial markets, (D) effects arising from war or terrorism or (E) effects directly or primarily arising out of the execution or delivery of the Merger Agreement or the transactions contemplated thereby or the public announcement thereof.
     “Material Obligations” shall mean (i) all Financing Obligations of Tensar with respect to any Commodities Purchase Facility Document, any Second Lien Commodities Purchase Facility Document or any Tensar Holdings Commodities Purchase Facility Document and (ii) all Financing Obligations (other than the Financing Obligations described in clause (i) and the Obligations of the Tensar Parties under the Lease Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Tensar Parties or the Subsidiaries in an
Schedule 1, Defined Terms

aggregate principal amount exceeding, in the case of clause (ii), $2,500,000. For purposes of determining Material Obligations, the “principal amount” of the obligations of the Tensar Parties or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) such Tensar Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Subsidiary” shall mean any Subsidiary which meets any of the following conditions: (i) Tensar Holdings’ and its other Subsidiaries’ investments in and advances to such Subsidiary exceed five percent of the total assets of Tensar Holdings and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the total assets of such Subsidiary exceed five percent of the total assets of Tensar Holdings and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) such Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary exceeds five percent of such income of Tensar Holdings and its Subsidiaries consolidated for the most recently completed fiscal year.
     “Merex Companies” shall mean Merex E.A. Company Limited, a Taiwan company limited by shares, and Merex Limited, a United Kingdom company.
     “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 13, 2005, by and between Tensar Holdings and Holdings.
     “Metals Transaction” shall have the meaning assigned to such term in the Commodities Purchase Facility Agreement or the Second Lien Commodities Purchase Agreement, as applicable.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by a Tensar Party and specified on Annex l(d) to this Schedule 1, and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 1.09 or 1.10 of Schedule 3.
     “Mortgages” shall mean the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, each in the form of Exhibit E-l or Exhibit E-2, as the case may be, with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to TCO and the Administrative Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Murabaha Guarantee Obligations” shall have the meaning assigned to the term “Guarantee Obligations” in the Commodities Purchase Agreement.
Schedule 1, Defined Terms

     “Murabaha Price” shall have the meaning assigned to such term in the Commodities Purchase Agreement or the Second Lien Commodities Purchase Agreement, as applicable.
     “NAG” shall mean North American Green, Inc., an Indiana corporation.
     “NAG Sale-Leaseback” shall mean the substantially concurrent purchase by NAG of the manufacturing facility and land located at 5315 Cynthiana Road, St. Wendell, Posey County, Indiana (the “NAG Facility”) pursuant to the terms of the lease agreement entered into by and between Dan Koester Properties, Inc., an Indiana corporation, and NAG dated as of September 24, 2004, and the sale of such NAG Facility to a non-Affiliate third party and the subsequent (and substantially concurrent) lease back from such non-Affiliate third party.
     “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Tensar Parties and the Subsidiaries in connection therewith and Tensar’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) all payment obligations on any Financing Obligation which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than (x) any such Financing Obligations assumed by the purchaser of such asset and (y) any Financing Obligations under the Lease Documents and the Commodities Purchase Facility Documents); provided, however, that, if (x) Tensar delivers a certificate of a Financial Officer of Tensar to TCO and the Administrative Agent at the time of receipt thereof setting forth Tensar’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of Tensar and the Subsidiaries within 180 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 180-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Financing Obligations or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees, commissions, costs and other expenses incurred by the Tensar Parties and the Subsidiaries in connection therewith.
     “Netlon License” shall mean the Consolidated Tensar License Agreement, dated June 24, 1999, by and between the Netlon Group Limited and Tensar, relating to the manufacture, sale and use of integral polymeric grid materials or integral polymeric mesh materials in Canada, the United States, Central and South America, and all of the islands of the Caribbean Sea, as amended.
     “Obligations” shall have the meaning assigned to the term “Lease Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.
Schedule 1, Defined Terms

     “Patriot Act” shall mean Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit J or any other form approved by TCO and the Administrative Agent.
     “Permits” shall mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.
     “Permitted Acquisition” shall mean the acquisition by Tensar or any of its Subsidiaries of all or substantially all the assets of a person or line of business of such person, or all of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be a going concern; (ii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (B) Tensar would be in compliance with the covenants set forth in Sections 1.11 and 1.13 of Schedule 4 and the Leverage Ratio would be at least 0.25 to 1.0 less than the maximum Leverage Ratio then permitted under Section 1.12 of Section 4 at such time, in each case as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Sections 1.04(a) and (b) of Schedule 3 were required to be delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this definition occurring after such period) as if such transaction (and the occurrence or assumption of any Financing Obligations in connection therewith) had occurred as of the first day of such period; and (C) after giving effect to such acquisition, Tensar would be able to enter into a Metals Transaction pursuant to the Commodities Purchase Facility for not less than $10,000,000; (iii) none of the Tensar Parties or the Subsidiaries shall incur or assume any Financing Obligations in connection with such acquisition, except as permitted by Section 1.01 of Schedule 4, and (iv) Tensar shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 1.09 and 1.10 of Schedule 3 and the Security Documents.
     “Permitted Holders” shall mean the Sponsor and each of the persons identified on Annex 1 (a) to this Schedule 1.
     “Permitted Investments” shall mean:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
Schedule 1, Defined Terms

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of Credit Suisse or any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
     (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;
     (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and
     (g) short-term shari’ah compliant investments of a type analogous to the foregoing and reasonably acceptable to the Administrative Agent.
     “Permitted Lien” shall mean, with respect to Pledged Collateral, Liens created by the Guarantee and Collateral Agreement and, with respect to all other Collateral, Liens permitted to be prior to the Lien created by the Guarantee and Collateral Agreement by Section 1.02 of Schedule 4.
     “Permitted Refinancing Obligations” shall mean Financing Obligations issued or incurred (including by means of the extension or renewal of existing Financing Obligations) to refinance, refund, extend, renew or replace existing Financing Obligations (“Refinanced Obligations”); provided that (a) the stated amount of such refinancing, refunding, extending, renewing or replacing Financing Obligations is not greater than the stated amount of such Refinanced Obligations plus the amount of any rent, profit, premiums or penalties and accrued and unpaid amounts paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Financing Obligations has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Obligations, (c) if such Refinanced Obligations or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Financing Obligations and any Guarantees thereof remain so subordinated on terms no less favorable to TCO or the Administrative Agent, (d) the obligors in respect of such Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Financing Obligations
Schedule 1, Defined Terms

and (e) such refinancing, refunding, extending, renewing or replacing Financing Obligations contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of Tensar to be no less favorable to Tensar, the applicable Subsidiary, TCO or the Administrative Agent in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Obligations.
     “person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.
     “Pledged Securities” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Purchase Price” shall have the meaning set forth in the Commodities Purchase Agreement and the Second Lien Commodities Purchase Agreement.
     “Qualified IPO” shall mean an underwritten initial public offering of common stock of (and by) Tensar Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, which initial public offering results in gross cash proceeds to Tensar Holdings of $100,000,000 or more.
     “Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by the Tensar Parties and the Subsidiaries.
     “Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of any Tensar Party or any Subsidiary; provided that any such settlement or payment having a value not in excess of $250,000 and anything constituting an Event of Loss shall be deemed not to be a “Recovery Event” for purposes of this Agreement.
     “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Letter” shall mean the Reimbursement Letter, dated as of the Effective Date, from Tensar to TCO and the Administrative Agent, in the form attached as Exhibit M to the Commodities Purchase Agreement.
Schedule 1, Defined Terms

     “Related Financing Documents” shall mean the Commodities Purchase Facility Documents, the Second Lien Commodities Purchase Facility Documents and the Holdings Commodities Purchase Facility Documents,
     “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.
     “Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.
     “Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.
     “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
     “Restricted Obligations” shall mean Financing Obligations of any Tensar Party or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 1.09(b) of Schedule 4.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Tensar Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in any Tensar Party or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Tensar Party or any Subsidiary.
     “Restricted Stock Purchase Program” shall mean the Tensar Holdings, Inc. 2005 Stock Incentive Plan, and any successor plan thereto containing substantially similar terms and provisions.
     “S&P” shall mean Standard & Poor’s Ratings Group, Inc., a division of McGraw Hill, Inc.
     “Second Lien Commodities Purchase Agreement” shall mean the Second Lien Murabaha Agreement, dated of the Effective Date, by and between Tensar and TCO Funding Corp., as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
Schedule 1, Defined Terms

     “Second Lien Commodities Purchase Facility” shall mean the second lien Murabaha facility, provided for in the Second Lien Commodities Purchase Agreement.
     “Second Lien Commodities Purchase Facility Documents” shall mean the Second Lien Commodities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Second Lien Commodities Purchase Facility or providing for any Guarantee or other right in respect thereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
     “Security Documents” shall mean the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 1.09 or 1.10 of Schedule 3.
     “Sellers” shall mean KRG Capital Partners and the other shareholders, warrant holders and holders of stock options of Holdings immediately prior to the consummation of the Transactions.
     “Split Dollar Insurance Documents” shall mean each of the three Split Dollar Termination Agreements, dated as of December 30, 2003, between Tensar Earth Technologies, Inc. and Holdings, and each of Phillip D. Egan, Gale D. Sanders and Robert F. Vevoda, respectively, as in effect on the Effective Date.
     “Sponsor” shall mean Arcapita Inc.
     “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, in either case, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” shall mean any subsidiary of Tensar Holdings unless otherwise specified.
     “Subsidiary Guarantor” shall mean, initially, each Subsidiary of Tensar specified on Annex 1(b) of this Schedule 1 and, at any time thereafter, shall include each other Subsidiary of Tensar that is not an Excluded Foreign Subsidiary.
     “Synthetic Lease Obligations” shall mean all monetary obligations of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such person, would be characterized as Financing Obligations of such person (without regard to accounting treatment).
Schedule 1, Defined Terms

     “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Tensar Party or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than any Tensar Party or any Subsidiary of any Equity Interest or Restricted Obligations or (b) any payment (other than on account of a purchase by it permitted hereunder of any Equity Interest or Restricted Obligations) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Obligations; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Tensar Party or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
     “Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.
     “TCO” shall mean TCO Funding Corp., a Delaware corporation.
     “Tensar” shall mean The Tensar Corporation, LLC, a Georgia limited liability company.
     “Tensar Holdings” shall mean Tensar Holdings, Inc. a Delaware corporation.
     “Tensar Holdings Commodities Purchase Agreement” shall mean the Tensar Holdings Murabaha Agreement, dated as of the Effective Date, by and between Tensar Holdings and TCH Funding Corp., as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Tensar Holdings Commodities Purchase Facility” shall mean the commodities purchase facility available to Tensar Holdings pursuant to the Tensar Holdings Commodities Purchase Agreement.
     “Tensar Holdings Commodities Purchase Facility Documents” shall mean the Tensar Holdings Commodities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Tensar Holdings Commodities Purchase Facility or providing any right in respect thereof, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.
     “Tensar Holdings Subordination Agreement” shall mean the Tensar Holdings Subordination and Intercreditor Agreement to be executed by Tensar Holdings, TCH Funding Corp., TCO and the other persons party thereto, on the Effective Date, substantially in the form attached hereto as Exhibit H.
     “Tensar Parties” shall mean Tensar Holdings, Holdings, Tensar and each Subsidiary that is or becomes a party to a Lease Document or a Commodities Purchase Facility Document.
Schedule 1, Defined Terms

     “Total Obligations” shall mean, at any time, the aggregate amount of Financing Obligations of Tensar Holdings and its Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP and, without duplication and regardless of GAAP, the aggregate amount of Financing Obligations consisting of Acquisition Cost under the Lease Documents and Murabaha Price or Unpaid Reimbursement Obligations (in each case, excluding Agreed Profit) under the Commodities Purchase Facility Documents and the Second Lien Commodities Purchase Facility Documents, but excluding Financing Obligations of Tensar Holdings under the Tensar Holdings Commodities Purchase Agreement.
     “Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Tensar Parties of the Lease Documents and the Related Financing Documents to which they are a party, (b) the granting of Liens pursuant to the Lease Documents and the Related Financing Documents, (c) the Acquisition and the other Acquisition Transactions and (d) any other transactions related to or entered into in connection with any of the foregoing.
     “UCC” shall mean the Uniform Commercial Code.
     “Unpaid Reimbursement Obligations” shall have the meaning assigned to such term in the Commodities Purchase Facility Agreement.
     “wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person; a “wholly owned subsidiary” shall mean any wholly owned subsidiary of Tensar, unless otherwise noted.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Working Capital Obligations” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement and the other Security Documents.
     2. Terms Generally. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits
Schedule 1, Defined Terms

and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Lease Document or any other agreement, instrument or document in this Agreement shall mean such Lease Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if Tensar notifies TCO and the Administrative Agent that Tensar wishes to amend any covenant in Schedule 4 or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if TCO or the Administrative Agent notifies Tensar that it wishes to amend Schedule 4 or any related definition for such purpose), then Tensar’s compliance with such covenant shall be determined on the basis of GAAP without giving effect to the relevant change in GAAP, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Tensar, TCO and the Administrative Agent. For purposes of GAAP, references herein to “Rental Rate”, “Agreed Profit” or “Financing Expense” shall be treated as interest and “Acquisition Cost” and “Purchase Price” shall be treated as indebtedness.
     3. Pro Forma Calculations. All pro forma calculations permitted or required to be made by Tensar or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (a) have been certified by a Financial Officer of Tensar as having been prepared in good faith based upon reasonable assumptions and (b) are based on reasonably detailed written assumptions reasonably acceptable to TCO and the Administrative Agent.
     4. Shari’ah Principles. For the avoidance of doubt, although it is the intention of the Tensar Parties not to enter into any Hedging Agreement or incur any indebtedness, or enter into other financing transaction that is not acceptable under Islamic Shari’ah principles, all defined terms hereunder shall include all relevant transactions of the Tensar Parties, whether or not such transactions are found to be Shari’ah compliant.
Schedule 1, Defined Terms

SCHEDULE 2
REPRESENTATIONS AND WARRANTIES

Execution Copy
Schedule 2
Representations and Warranties
     Tensar Holdings and Tensar jointly and severally represent and warrant to TCO and the Administrative Agent that:
     SECTION 1.01. Organization; Powers. Each of Tensar Holdings and Tensar (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority, and the legal right, to execute, deliver and perform its obligations under this Agreement, each of the other Lease Documents, the Related Financing Documents the Acquisition Documentation and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, to enter into the Lease and pay Rent hereunder and to grant the Liens contemplated to be granted by it under the Security Documents.
     SECTION 1.02. Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) do not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Tensar Party or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, agreement or other instrument to which any Tensar Party or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Tensar Party or any Subsidiary (other than Liens created under the Security Documents or the security documents with respect to the Commodities Purchase Facility and the Second Lien Commodities Purchase Facility).
     SECTION 1.03. Enforceability. This Agreement has been duly executed and delivered by each of Tensar Holdings and Tensar and constitutes, and each other Lease Document when executed and delivered by each Tensar Party party thereto will constitute, a legal, valid and binding obligation of such Tensar Party enforceable against such Tensar Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Schedule 1, Defined Terms

     SECTION 1.04. Governmental Approvals. No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.
     SECTION 1.05. Financial Statements. (a) Holdings has heretofore furnished to TCO and the Administrative Agent its consolidated balance sheets and statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, in each case audited by and accompanied by the opinion of Pricewaterhouse Coopers LLP, independent public accountants. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
     (b) Tensar Holdings has heretofore delivered to TCO and the Administrative Agent its unaudited pro forma consolidated balance sheet as of September 30, 2005, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date. Such pro forma financial statements (i) have been prepared in good faith by Tensar Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Tensar Holdings and Tensar on the Effective Date to be reasonable), (ii) are based on the best information available to Tensar Holdings and Tensar after due inquiry as of the date of delivery thereof, (iii) accurately reflect all adjustments required to be made to give effect to the Transactions and (iv) present fairly in all material respects on a pro forma basis the estimated consolidated financial position of Tensar Holdings and its consolidated Subsidiaries as of such date, assuming that the Transactions had actually occurred at such date.
     (c) The projections delivered on the date hereof and attached as Annex 5 to this Schedule 2 have been prepared by Tensar Holdings in light of the past operation of its business and the business of its subsidiaries, but including future payments of known contingent liabilities, and reflect projections for the four-year period beginning on September 1, 2005 on a month-by-month basis. Such projections are based upon estimates and assumptions stated therein, all of which Tensar Holdings believes to be reasonable and fair in light of current conditions and current facts known to it and, as of the Effective Date, reflect Tensar Holdings’ good faith and reasonable estimates of the future financial performance of the Tensar Parties and of the other information projected therein for the period set forth therein.
     SECTION 1.06. No Material Adverse Change. No event, change or condition has occurred since December 31, 2004, that has caused, or could reasonably be expected to cause, a Material Adverse Effect.
     SECTION 1.07. Title to Properties; Possession Under Leases. (a) Each of the Tensar Parties and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its
Schedule 2, Representations and Warranties

2

material properties and assets (including all Real Property), except for defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. Each parcel of Real Property is free from material structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used. No material portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been materially repaired and restored to its original condition. Each material parcel of Real Property and the current use thereof complies in all material respects with all applicable laws (including building and zoning ordinances and codes) and with all insurance requirements.
     (b) Each of the Tensar Parties and the Subsidiaries, and, to the knowledge of Tensar Holdings and Tensar, each other party thereto, has complied with all material obligations under all material leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms. Each of the Tensar Parties and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. To the knowledge of Tensar Holdings and Tensar, no landlord Lien has been filed and no material claim is being asserted, with respect to any lease payment under any material lease. No material portion of the Real Property is subject to any lease, sublease, license or other agreement granting to any person (other than the Tensar Parties and their Affiliates) any right to the use, occupancy, possession or enjoyment of such Real Property or any portion thereof. Tensar has delivered to TCO and the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of Real Property.
     (c) None of the Tensar Parties or any of the Subsidiaries has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Real Properties or any sale or disposition thereof in lieu of condemnation.
     (d) None of the Tensar Parties or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein.
     (e) There are no pending or, to the knowledge of Tensar Holdings or Tensar, proposed material special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated material improvements to such owned Real Property that may result in such special or other assessments. No Tensar Party has suffered, permitted or initiated the joint assessment of any owned Real Property with any other real property constituting a separate tax lot. Each owned parcel of Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
     (f) Each Tensar Party has obtained all material permits, licenses, variances and certificates required by applicable law to be obtained and necessary to the use and operation of each parcel of Real Property, except where the failure to have such permit, license, certificate or variance would not prohibit the use of such parcel of Real Property as it is currently being used. The use being made of each parcel of Real Property materially conforms with the certificate of
Schedule 2, Representations and Warranties

3

occupancy and/or such other material permits, licenses, variances and certificates for such Real Property and any other material restrictions, covenants or conditions affecting such Real Property, except for any such nonconformity that could not reasonably be expected to be enjoined or to result in material fines.
     (g) (i) Each parcel of Real Property has adequate rights of access to public ways to permit the Real Property to be used for its intended purpose, and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of each parcel of Real Property as used and enjoyed on the Effective Date are located in the public right-of-way abutting the premises, and to the knowledge of Tensar Holdings and Tensar, all such utilities are connected so as to serve such Real Property without passing over other property except for land of the utility company providing such utility service or, in the case of leased Real Property, contiguous land owned by the lessor of such leased Real Property; (iii) each parcel of Real Property, including each leased parcel, has adequate available parking to meet legal and operating requirements; (iv) all roads necessary for the full utilization of each parcel of Real Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of such Real Property; (v) no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Real Property; and (vi) all buildings, structures, appurtenances and equipment necessary for the use of each parcel of Real Property for the purpose for which it is currently being used are located on such real property.
     SECTION 1.08. Subsidiaries. Annex 8 to this Schedule 2 sets forth as of the Effective Date a list of all Subsidiaries, joint ventures and partnerships in which any Tensar Party has an ownership interest, in each case after giving effect to the Acquisition, including each Subsidiary, joint venture or partnership’s exact legal name (if applicable, and as reflected in such Subsidiary, joint venture or partnership’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of each Tensar Party (direct or indirect) therein, and identifies each Subsidiary that is a Tensar Party. The shares of capital stock or other Equity Interests so indicated on Annex 8 to this Schedule 2 are fully paid and non-assessable and are owned by the Tensar Parties, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and the security documents with respect to the Second Lien Commodities Purchase Facility). Except as set forth on Annex 8 to this Schedule 2, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Tensar Party may be required to issue, sell, repurchase or redeem any of its Equity Interests or the Equity Interests of any of its subsidiaries. Holdings is a wholly owned subsidiary of Tensar Holdings and Tensar is a wholly-owned subsidiary of Holdings.
     SECTION 1.09. Litigation; Compliance with Laws. (a) There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of Tensar Holdings or Tensar threatened against or affecting any
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Tensar Party or any Subsidiary or any business, property or rights of any such person (i) that involve any Lease Document or the Transactions or (ii) except as set forth on Annex 9 to this Schedule 2, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Annex 9 to this Schedule 2 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     (c) Neither Tensar Holdings, Tensar nor any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.10. Agreements. (a) Neither Tensar Holdings, Tensar nor any of the Subsidiaries is a party to any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) Neither Tensar Holdings, Tensar nor any of the Subsidiaries is in material default in any manner under any provision of any material indenture or other material agreement or instrument evidencing Material Obligations, or any other material agreement or material instrument to which it is a party or by which it or any of its properties or assets are or may be bound. No Default has occurred and is continuing.
     SECTION 1.11. Federal Reserve Regulations. (a) Neither Tensar Holdings, Tensar nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of the Asset Purchase Agreement will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve Tensar in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Financing Obligations being reduced or retired out of the proceeds of the Asset Purchase Agreement was incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Asset Purchase Agreement, Margin Stock will not constitute more than 25% of the value of the assets of the Tensar Parties and the Subsidiaries. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X. If requested by TCO or the Administrative Agent, Tensar will furnish to TCO and the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in Regulation U.
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     SECTION 1.12. Investment Company Act; Public Utility Holding Company Act; Other Restrictions. Neither Tensar Holdings, Tensar nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended, and (c) subject to any other federal or state statute that restricts or limits its ability in any material respect to enter into the Lease/Purchase Facilities Documents or the Second Lien Commodities Purchase Facility Documents, or to perform its obligations thereunder.
     SECTION 1.13. Use of Proceeds. Tensar will use the proceeds of the Asset Purchase Agreement solely to pay the Acquisition Consideration, repay the Existing Obligations and to pay fees and expenses related to the Transactions.
     SECTION 1.14. Tax Returns. Each of the Tensar Parties and each of the Subsidiaries has timely filed or timely caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects. Each of the Tensar Parties and each of the Subsidiaries has timely paid or timely caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Tensar Party or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP. Each of the Tensar Parties and each of the Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Tax Lien has been filed, and to the knowledge of Tensar Holdings or Tensar, no claim is being asserted, with respect to any Tax. None of the Tensar Parties or any of the Subsidiaries is aware of any facts or events that would result in the Asset Purchase Agreement or any of the Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). Except as set forth in Annex 14 to this Schedule 2, no Tensar Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes. None of the Tensar Parties and their respective predecessors are liable for any Taxes: (i) under any agreement (including any tax sharing agreements) or (ii) to the knowledge of Tensar or Tensar Holdings, as a transferee. As of the Effective Date, no Tensar Party has agreed or been requested to make any adjustment under Code Section 481 (a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
     SECTION 1.15. No Material Misstatements; Acquisition Documentation. (a) each of the Tensar Parties has disclosed to TCO and the Administrative Agent all agreements, instruments and corporate or other restrictions to which any Tensar Party or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of (i) the Confidential Information Memorandum or (ii) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of any Tensar Party or any Subsidiary to TCO or the Administrative Agent for use in connection with the transactions contemplated by the Lease Documents (including any for use in connection with the financing obtained by TCO) or in connection with the negotiation of any Lease Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or
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will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Tensar Holdings and Tensar represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
     (b) As of the Effective Date, the representations and warranties of the applicable Tensar Parties and their Affiliates set forth in the Acquisition Documentation are true and correct in all material respects.
     SECTION 1.16. Employee Benefit Plans. Tensar and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Tensar or any of its ERISA Affiliates. The present value of all benefit liabilities under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $500,000 the fair market value of the assets of such Benefit Plan, and the present value of all benefit liabilities of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $500,000 the fair market value of the assets of all such underfunded Benefit Plans.
     SECTION 1.17. Environmental Matters. (a) Except as set forth in Annex 17 to this Schedule 2, none of the Tensar Parties or any of the Subsidiaries, individually or in the aggregate:
     (i) has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial proceeding seeking to terminate, rescind, or modify any such Permit except as could not that could reasonably be expected to result in a liability in excess of $500,000 under any Environmental Law;
     (ii) has become a party to any governmental, administrative or judicial proceeding that could reasonably be expected to result in a liability in excess of $500,000 under any Environmental Law or has received written notice of any such proceeding that has been threatened under Environmental Law;
     (iii) has received written notice of, become subject to, or is aware of any facts or circumstances that could form the basis for, any Environmental Liability that could reasonably be expected to result in a liability in excess of $500,000 other than those which have been fully and finally resolved and for which no obligations remain outstanding;
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     (iv) possesses knowledge that any Mortgaged Property (A) is subject to any Lien or restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (B) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability in excess of $500,000;
     (v) possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by any Tensar Party or any of the Subsidiaries) in violation of, or in amounts or in a manner that could give rise to liability that could reasonably be expected to result in a liability in excess of $500,000 under any Environmental Law;
     (vi) has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties (or from any other facilities or other properties currently or formerly owned, leased or operated by any Tensar Party or any of the Subsidiaries) in violation of, or in a manner or to a location that could give rise to liability that could reasonably be expected to result in a liability in excess of $500,000 under any Environmental Law;
     (vii) is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated that could reasonably be expected to (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability in excess of $500,000 under or noncompliance with Environmental Law on the part of any Tensar Party or any of the Subsidiaries or (B) or interfere with or prevent continued compliance with Environmental Laws by the Tensar Parties or the Subsidiaries; or
     (viii) has pursuant to any order, decree, judgment or agreement by which it is bound become subject to any Environmental Liability that could reasonably be expected to result in a liability in excess of $500,000, or has assumed any Environmental Liability for any person that could reasonably be expected to result in a liability in excess of $500,000.
     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Annex 17 to this Schedule 2 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 1.18. Insurance. Annex 18 of this Schedule 2 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Tensar Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, such insurance is in full force and effect and all premiums have been duly paid. The Tensar Parties and the Subsidiaries are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. None of the Tensar Parties nor any of the Subsidiaries (a) has received written notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order
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to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost.
     SECTION 1.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of TCO for the benefit of TCO and the Administrative Agent, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof and (i) in the case of the Pledged Collateral, upon the earlier of (A) when such Pledged Collateral is delivered to TCO and (B) when financing statements in appropriate form are filed in the offices specified on Annex 19(a) to this Schedule 2 (as such schedule may be supplemented for any new Subsidiary in connection with the execution of an Assumption Agreement (as defined in the Guarantee and Collateral Agreement)) and (ii) in the case of all other Collateral described therein (other than Intellectual Property Collateral), when financing statements in appropriate form are filed in the offices specified on Annex 19 to this Schedule 2, the Lien created by the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of TCO in such Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (except for Permitted Liens).
     (b) Each Intellectual Property Security Agreement is effective to create in favor of TCO for the benefit of TCO and the Administrative Agent, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof. When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Annex 19(b) to this Schedule 2 and, with respect to Intellectual Property acquired after the Effective Date, such other offices as may be specified by Tensar in written notice to TCO and the Administrative Agent, the Lien created by such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except for Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).
     (c) Each of the Mortgages is effective to create in favor of TCO for the benefit of TCO and the Administrative Agent, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Tensar Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, and when the Mortgages are filed in the offices specified on Annex 19(c) to this Schedule 2 and, with respect to any Mortgage entered into after the Effective Date, such other offices as may be specified by Tensar in written notice to TCO and the Administrative Agent, the Lien created by each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except for Permitted Liens).
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     SECTION 1.20. Location of Real Property. Annex 20 to this Schedule 2 lists completely and correctly as of the Effective Date all Real Property and the addresses thereof, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and lease expiration date. The Tensar Parties and the Subsidiaries own in fee or have valid leasehold interests in, as the case may be, all the real property set forth on Annex 20 to this Schedule 2.
     SECTION 1.21. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Tensar Party or any Subsidiary pending or, to the knowledge of Tensar Holdings or Tensar threatened in writing. The hours worked by and payments made to employees of the Tensar Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from any Tensar Party or any Subsidiary, or for which any claim may be made against any Tensar Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Tensar Party or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Tensar Party or any Subsidiary is bound.
     SECTION 1.22. Liens. There are no Liens of any nature whatsoever on any of the properties or assets of any Tensar Party or any of the Subsidiaries (except for Liens permitted by Section 1.02 of Schedule 4).
     SECTION 1.23. Intellectual Property. Each of the Tensar Parties and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Tensar Parties and the Subsidiaries does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 1.24. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the effectiveness of this Agreement and the other Related Financing Documents and after giving effect to the application of the proceeds of the Asset Purchase Agreement, (a) the fair value of the assets of each Tensar Party, at a fair valuation, will exceed its obligations and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Tensar Party will be greater than the amount that will be required to pay the probable liability of its obligations and other liabilities, subordinated, contingent or otherwise, as such obligations and other liabilities become absolute and matured; (c) each Tensar Party will be able to pay its obligations and liabilities, subordinated, contingent or otherwise, as such obligations and liabilities become absolute and matured; and (d) no Tensar Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
     SECTION 1.25. Acquisition Documentation. The Acquisition Documentation listed on Annex 25 to this Schedule 2 constitutes all of the material agreements, instruments and undertakings to which any of the Tensar Parties or any of the Subsidiaries is bound or by which
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any of their respective property or assets is bound or affected relating to, or arising out of, the Acquisition. None of such material agreements, instruments or undertakings has been amended, supplemented or otherwise modified, and all such material agreements, instruments and undertakings are in full force and effect. No party to any of the Acquisition Documentation is in default thereunder of a material provision as of the Effective Date and no party thereto has the right to terminate any of the material Acquisition Documentation.
     SECTION 1.26. Permits. (a) Each Tensar Party has obtained and holds all material Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Tensar Party has performed and observed all material requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit which revocation, termination or impairment could reasonably be expected to have a Material Adverse Effect, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Tensar Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each Tensar Party reasonably believes that each of its material Permits will be timely renewed and complied with, without material expense, and that any additional material Permits that may be required of such person will be timely obtained and complied with, without material expense and (f) Tensar has no knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.
     SECTION 1.27. Material Contracts. The Netlon License is in full force and effect (other than after its maturity in accordance with its terms) and, as of the Effective Date, the Contech Agreement is in full force and effect, and the Tensar Parties are not in material breach of their obligations under the Netlon License and, as of the Effective Date, the Contech Agreement.
     SECTION 1.28. Status of Holdings. As of the Effective Date, Holdings has no liabilities other than those permitted by Sections 1.01 and 1.08 of Schedule 4 to this Agreement.
     SECTION 1.29. Status of Tensar Holdings. All contracts, agreements and intellectual property owned by Tensar Holdings as of the Effective Date are set forth on Annex 29 to this Schedule 2. As of the Effective Date, Tensar Holdings has no liabilities other than those permitted by Section 1.08 of Schedule 4 to this Agreement.
     SECTION 1.30. Customer Relations. Except as set forth in Annex 30 to this Schedule 2, as of the Effective Date, there exists no actual or, to the knowledge of Tensar Holdings or Tensar, threatened termination or cancellation of, or any material adverse modification or change in, the business relationship of any Tensar Party with (i) any customer whose purchases during the preceding 12 months caused them to be ranked among the five largest customers of the Tensar Parties, taken as a whole or (ii) the counterparties to the Contech Agreement.
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     SECTION 1.31. Broker’s or Finder’s Commissions. Except as set forth on Annex 31 to this Schedule 2, no broker or finder brought about the transactions contemplated by this Agreement, the Commodities Purchase Agreement or the Second Lien Commodities Purchase Agreement or the Acquisition Transactions, and none of Tensar Holdings, any other Tensar Party or Affiliate thereof has any obligation to any person in respect of any finder’s or brokerage fees in connection therewith.
     SECTION 1.32. Patriot Act, Etc.
       To the extent applicable, each Tensar Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
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SCHEDULE 3
AFFIRMATIVE COVENANTS

Execution Copy
Schedule 3
Affirmative Covenants
     Each of Tensar Holdings and Tensar covenants and agrees with TCO and the Administrative Agent that so long as this Agreement shall remain in effect and until all Obligations shall have been paid in full and this Agreement has been terminated, each of Tensar Holdings and Tensar will, and will cause each of the Subsidiaries to:
     SECTION 1.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 1.05 of Schedule 4.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; comply with the terms of, and enforce its rights under, each material lease of real property and each other material agreement so as to not permit any material uncured default on its part to exist thereunder, except as otherwise expressly permitted under Section 1.05 of Schedule 4; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and subject to Section 10 of this Agreement, from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
     SECTION 1.02. Insurance. Subject to Section 15 of this Agreement, keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary for companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents (and comply with all covenants in the Security Documents with respect thereto).
     SECTION 1.03. Obligations and Taxes. Pay its Financing Obligations and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as the validity or amount thereof shall be contested in good faith
Schedule 3, Affirmative Covenants

by appropriate proceedings and Tensar Holdings, Tensar or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property. In addition, none of the Tensar Parties or any of the Subsidiaries shall treat the Asset Purchase Agreement or any of the Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
     SECTION 1.04. Financial Statements, Reports, etc. In the case of Tensar Holdings, furnish to TCO and the Administrative Agent:
     (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Tensar Holdings and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Pricewaterhouse Coopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Tensar Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with all information for the final month of such fiscal year set forth in Section 1.04(c) of this Schedule 3;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Tensar Holdings and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Tensar Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with all information for the final month of such fiscal quarter set forth in Section 1.04(c) of this Schedule 3;
     (c) within 30 days after the end of the first two fiscal months of each fiscal quarter, its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Tensar Holdings and its consolidated subsidiaries during such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects, the financial condition and results of operations of Tensar Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with management’s discussion and analysis with respect to such financial statements;
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     (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the accounting firm (in the case of clause (a)) or Financial Officer (in the case of clause (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to TCO and the Administrative Agent demonstrating compliance with the covenants contained in Sections 1.11, 1.12. 1.13 and 1.14 of Schedule 4 and, in the case of a certificate delivered with the financial statements required by clause (a) above, setting forth Tensar Holdings’ calculation of Excess Cash Flow;
     (e) Not more than 30 days after the end of each fiscal year of Tensar Holdings, a detailed consolidated budget for the current fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Tensar Holdings, Tensar or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;
     (g) promptly after the receipt thereof by Tensar Holdings, Tensar or any of the Subsidiaries, a copy of any “management letter” (whether in final or draft form) received by any such person from its certified public accountants and the management’s response thereto; and
     (h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Tensar Holdings, Tensar or any Subsidiary, or compliance with the terms of any Lease/Purchase Facilities Document, as TCO or the Administrative Agent may reasonably request.
     SECTION 1.05. Litigation and Other Notices. Furnish to TCO and the Administrative Agent prompt written notice of the following:
     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against any

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Tensar Party or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Tensar Parties and the Subsidiaries in an aggregate amount exceeding $500,000;
     (d) any of the following environmental matters, specifying the nature and extent thereof and the proposed response thereto, (1) any violation of Environmental Law, or Release or threatened Release of Hazardous Materials, that could reasonably be expected to require remedial action or give rise to Environmental Liability in excess of $500,000, (2) any remedial action taken by any Tensar Party or its Subsidiaries or any other person in response to any Release or threatened Release of Hazardous Materials that could reasonably be expected to result in Environmental Liability in excess of $500,000, (3) any actions or proceedings relating to any Environmental Liability (including any requests for information by a Governmental Authority) that could reasonably be expected to be in excess of $500,000, and (4) any Tensar Party’s or any Subsidiaries’ discovery of any occurrence or condition at any Mortgaged Property, or on any adjoining or proximate real property, that could cause such Mortgaged Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Law;
     (e) any Asset Sale, Equity Issuance or incurrence of Financing Obligations not otherwise permitted by Section 1.01 of Schedule 4; and
     (f) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     SECTION 1.06. Information Regarding Collateral. (a) Furnish to TCO and the Administrative Agent prompt written notice of any change (i) in any Tensar Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Tensar Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Tensar Party’s identity or corporate structure or (iv) in any Tensar Party’s Federal Taxpayer Identification Number. Each of Tensar Holdings and Tensar agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions have been taken that are required in order for TCO to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Each of Tensar Holdings and Tensar also agrees promptly to notify TCO and the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
     (b) In the case of Tensar Holdings, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 1.04(a) of this Schedule 3, deliver to TCO and the Administrative Agent a certificate of a Financial Officer

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setting forth the information required by the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent Perfection Certificate delivered pursuant to this Section.
     SECTION 1.07. Maintaining Records; Access to Properties and Inspections; Environmental Assessments. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each of Tensar Holdings and Tensar will, and will cause each of its subsidiaries to, permit any representatives designated by TCO or the Administrative Agent to visit and inspect the financial records and the properties of Tensar Holdings or Tensar, as the case may be, or any of its subsidiaries at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any such representatives designated by TCO or the Administrative Agent to discuss the affairs, finances and condition of the Tensar Parties, as the case may be, or any of its subsidiaries with the officers thereof and independent accountants therefor.
     (b) At its election, TCO or the Administrative Agent may, at its own cost and expense, retain an independent engineer or environmental consultant to conduct an environmental assessment of the condition of any Mortgaged Property or facility of any Tensar Party or of any Tensar Party’s compliance with Environmental Law. Each of Tensar Holdings and Tensar shall, and shall cause each of the Subsidiaries to, cooperate in the performance of any such environmental assessment and permit any such engineer or consultant designated by TCO or the Administrative Agent to have full access to each property or facility at reasonable times and after reasonable notice to Tensar Holdings and Tensar of the plans to conduct such an environmental assessment. Environmental assessments conducted under this clause (b) shall be limited to visual inspections of the Mortgaged Property or facility, interviews with representatives of the Tensar Parties or facility personnel, and review of applicable records and documents pertaining to the property or facility, its compliance with Environmental Law and any potential Environmental Liabilities.
     (c) In the event that TCO or the Administrative Agent reasonably believe that (i) Hazardous Materials have been Released or are threatened to be Released on or from any Mortgaged Property or other facility of Tensar Holdings, Tensar or the Subsidiaries or (ii) that any such property or facility is not being operated in material compliance with applicable Environmental Law; TCO may or the Administrative Agent, at its election and after reasonable notice to Tensar, retain an independent engineer or other qualified environmental consultant to evaluate whether Hazardous Materials are present in the soil, groundwater, or surface water at such Mortgaged Property or facility or whether the facilities or properties are being operated and maintained in material compliance with applicable Environmental Laws. Such environmental assessments may include detailed visual inspections of the Mortgaged Property or facility, including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and groundwater samples as well as such other reasonable investigations or analyses as are necessary. The scope of any such environmental assessments under this Section 1.07(c) of this Schedule 3 shall be determined in the commercially reasonable discretion of TCO and the Administrative Agent. Each of Tensar Holdings and Tensar shall, and shall cause each of the Subsidiaries to, cooperate in the

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performance of any such environmental assessment and permit any such engineer or consultant designated by TCO or the Administrative Agent to have full access to each property or facility at reasonable times and after reasonable notice to Tensar of the plans to conduct such an environmental assessment. All environmental assessments conducted pursuant to this Section 1.07(c) of this Schedule 3 shall be at Tensar’s sole cost and expense.
     SECTION 1.08. Use of Proceeds. Use the proceeds of the Asset Purchase Agreement only for the purposes set forth in Section 1.13 of Schedule 2.
     SECTION 1.09. Additional Collateral, etc. (a) With respect to any Collateral acquired after the Effective Date or, in the case of inventory or equipment, any material Collateral moved after the Effective Date by any Tensar Party (other than any Collateral described in clauses (b), (c) or (d) of this Section) as to which TCO does not have a first priority perfected security interest, promptly (and, in any event, within 10 days following the date of such acquisition) (i) execute and deliver to TCO and the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as TCO or the Administrative Agent deems necessary or advisable to grant to TCO a security interest in such Collateral and (ii) take all actions necessary or advisable to grant to, or continue on behalf of, TCO, a perfected first priority security interest in such Collateral, including entering into landlord waivers and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by TCO or the Administrative Agent.
     (b) With respect to any fee interest in any Collateral consisting of Real Property or any lease interest in Collateral consisting of Real Property with an annual rent in excess of $1,000,000 acquired or leased after the Effective Date by any Tensar Party, promptly (and, in any event, within 20 days following the date of such acquisition) (i) execute and deliver a first priority Mortgage in favor of TCO covering such real property and complying with the provisions herein and in the Security Documents, (ii) provide the Secured Parties with title and extended coverage insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as TCO or the Administrative Agent shall reasonably specify), Surveys, and if applicable, flood insurance, lease estoppel certificates, memoranda or amendments, all in accordance with the standards for deliveries contemplated on the Effective Date, as described in Annex 9 to this Schedule 3, (iii) deliver to TCO and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to TCO and the Administrative Agent and (iv) deliver to TCO and the Administrative Agent a notice identifying, and upon TCO’s or the Administrative Agent request, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by any Tensar Party to determine that any Real Property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability or otherwise cause any of the representatives or warranties contained in Section 1.17 of Schedule 2 to be untrue.
     (c) With respect to any Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Effective Date (which, for the purposes of this clause (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary at any time

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after the Effective Date) by Tensar Holdings, Tensar or any of the Subsidiaries, promptly (and, in any event, within 10 days following such creation or the date of such acquisition) (i) execute and deliver to TCO such amendments to the Guarantee and Collateral Agreement as TCO or the Administrative Agent deem necessary or advisable to grant to TCO a valid, perfected first priority security interest in the Equity Interests in such new Subsidiary that are owned by any Tensar Party, (ii) deliver to TCO the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Tensar Party, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement (and provide Guarantees of the Obligations) and an Intellectual Property Security Agreement and (B) to take such actions necessary or, in the reasonable opinion of TCO or the Administrative Agent, advisable to grant to TCO a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement and such Intellectual Property Security Agreement with respect to such new Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, such Intellectual Property Security Agreement or by law or as may be reasonably requested by TCO, (iv) deliver to TCO and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to TCO and the Administrative Agent, and (v) deliver to TCO and the Administrative Agent a notice identifying, and upon TCO’s or the Administrative Agent’s request, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by any Tensar Party to determine that any such real property owned by such Tensar Party does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability or that acquisition of such Subsidiary will not cause any of the representations and warranties contained in Section 1.17 of Schedule 2 to be untrue.
     (d) With respect to any Excluded Foreign Subsidiary created or acquired after the Effective Date by Tensar Holdings or any of its Domestic Subsidiaries, promptly (and, in any event, within 10 days following such creation or the date of such acquisition) (i) execute and deliver to TCO and the Administrative Agent such amendments to the Guarantee and Collateral Agreement as TCO or the Administrative Agent deems necessary or advisable in order to grant to TCO a perfected first priority security interest in the Equity Interests in such new Excluded Foreign Subsidiary that is owned by any Tensar Party (provided that in no event shall 66-2/3% or more of the total outstanding voting Equity Interests in any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to TCO the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Tensar Party and take such other action as may be necessary or, in the reasonable opinion of TCO or the Administrative Agent, desirable to perfect the security interest of TCO thereon, (iii) deliver to TCO and the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to TCO and the Administrative Agent, and (iv) deliver to TCO and the Administrative Agent a notice identifying, and upon TCO’s or the Administrative Agent’s request, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by the Tensar or any other Tensar Party to determine that any real property owned by such Subsidiary does not contain Hazardous Materials of a form or type or in

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a quantity or location that could reasonably be expected to result in a material Environmental Liability or that acquisition of such Subsidiary will not cause any of the representations and warranties contained in Section 1.17 of Schedule 2 to be untrue.
     SECTION 1.10. Further Assurances. From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as TCO or the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Lease Documents, or of more fully perfecting or renewing the rights of TCO with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Tensar Holdings, Tensar or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by TCO or the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Lease Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of Tensar Holdings and Tensar will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that TCO or the Administrative Agent may be required to obtain from either Tensar Holdings, Tensar or any of the Subsidiaries for such governmental consent, approval, recording, qualification or authorization.
     SECTION 1.11. Rent and Profit Limitation. Tensar shall ensure that, within 90 days following the Effective Date, and for at least three years following the Effective Date, no less than 50% of Tensar’s Financing Obligations set forth in the Lease, the Commodities Purchase Agreement and the Second Lien Commodities Purchase Agreement effectively bears a fixed rental or profit rate.
     SECTION 1.12. Landlord and Storage Agreements. Provide TCO with copies of all agreements not previously provided or made available to TCO between each Tensar Party and any landlord or warehouseman which owns any premises at which any inventory may, from time to time, be kept.
     SECTION 1.13. Compliance with Laws. Comply with all federal, state, local and foreign laws and regulations applicable to it, including Executive Order No. 13224 and the Patriot Act and those laws and regulations relating to ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 1.14. Netlon License. Maintain at all times the Netlon License in full force and effect.
     SECTION 1.15. Patriot Act, Etc. Provide all documentation and other information required by TCO to satisfy its obligations with respect under “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and any other similar law, rule or regulation of any relevant jurisdiction to the extent requested by TCO

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or the Administrative Agent. No part of the proceeds from the Asset Purchase Agreement or any proceeds from the sale of Metals or Goods will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     SECTION 1.16. Post Closing Obligations. Take the actions required to be taken on Annex 16 of this Schedule 3 within the time frames set forth therein, including any extensions permitted thereunder.

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SCHEDULE 3: AFFIRMATIVE COVENANTS
TABLE OF ANNEXES
Annex 9: Standards for Delivery

SCHEDULE 3
ANNEX 9: STANDARDS FOR DELIVERY
     The Administrative Agent shall receive in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iv) name (a) TCO Funding Corp. in its capacity as a party to the Lease Agreement and the Commodities Purchase Agreement, with an endorsement in favor of the Administrative Agent or (b) the Administrative Agent, in each case in form and substance as reasonably satisfactory to the Administrative Agent, as the insured thereunder and; (v) be in the form of ALTA Loan Policy — 1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available; (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including (to the extent applicable with respect to such Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following endorsements: variable rate; survey; comprehensive; zoning (ALTA 3.1 with parking added); first loss, last dollar and tie-in; access; separate tax parcel; usury; doing business; subdivision; environmental protection lien; CLTA 119.2 and CLTA 119.3 (for leased Mortgaged Property, only); contiguity; and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with such Mortgaged Property; and (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent) (in each such case, a ‘Title Insurance Company”). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above and a copy of all other material documents affecting the Mortgaged Property.
     If requested by the Administrative Agent, the Administrative Agent shall receive (i) a policy of flood insurance that (A) covers any parcel of improved Mortgaged Property that is located in a flood zone, (B) is written in an amount not less than the outstanding principal amount of the financing obligations secured by such Mortgage that is reasonably allocable to such Mortgaged Property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not later than the Final Rent Paymentand (ii) confirmation that Tensar has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System.

     The Administrative Agent and the Title Insurance Company shall receive maps or plans of an as-built survey (in each case, a “Survey”) of the sites of the owned Mortgaged Property intended to be subject to a Mortgage under the Lease/Purchase Facilities Documents certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated not more than 2 years prior to the delivery of the Mortgage by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plans and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 and meeting the accuracy requirements as defined therein. Without limiting the generality of the foregoing, each Survey shall (i) be a current “as-built” survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (ii) locate all means of ingress and egress, certifying the amount of acreage and square footage, indicate the address of the Mortgaged Property, contain the legal description of the Mortgaged Property, and also contain a location sketch of the Mortgaged Property; (iii) show the location of all improvements as constructed on the Mortgaged Property, all of which shall be within the boundary lines of the Mortgaged Property and conform to all applicable zoning ordinances, set-back lines and restrictions; (iv) indicate the location of any improvements on the Mortgaged Property with the dimensions in relations to the lot and building lines; (v) show measured distances from the improvements to be set back and specified distances from street or Mortgaged Property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (vi) designate all courses and distances referred to in the legal description, and indicate the names of all adjoining owners on all sides of the Mortgaged Property, to the extent available; and (vii) indicate the flood zone designation, if any, in which the Mortgaged Property is located. The legal description of the applicable Mortgaged Property shall be shown on the face of each survey or affixed thereto, and the same shall conform to the legal description contained in the title policy described above.

SCHEDULE 4
NEGATIVE COVENANTS

Execution Copy
Schedule 4
Negative Covenants
     Each of Tensar Holdings and Tensar covenants and agrees with TCO and the Administrative Agent that, so long as this Agreement shall remain in effect and until all Obligations have been paid in full and this Agreement has been terminated, neither Tensar Holdings nor Tensar will, nor will it cause or permit any of the Subsidiaries to:
     SECTION 1.01. Financing Obligations. Incur, create, assume or permit to exist any Financing Obligations, or make or permit any amounts to be invested or held in financing transactions, except:
     (a) Financing Obligations existing on the date hereof and set forth in Annex 1 to this Schedule 4 and any Permitted Refinancing Obligations in respect of any such Financing Obligations;
     (b) Financing Obligations created hereunder and under the other Lease Documents;
     (c) unsecured intercompany Financing Obligations (i) of Tensar and its Subsidiaries to the extent permitted by Section 1.04(a) of this Schedule 4 and (ii) of Tensar Holdings and its Subsidiaries to the extent permitted by Section 1.04(1) of this Schedule 4, so long, in each case, as such Financing Obligations are subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and any interest of Tensar or any Guarantor thereunder is pledged to TCO pursuant to the Guarantee and Collateral Agreement;
     (d) Financing Obligations secured by Liens permitted by Section 1.02(i) of this Schedule 4 (including Capital Lease Obligations and Synthetic Lease Obligations) in an aggregate stated amount not exceeding $2,500,000 at any time outstanding;
     (e) Financing Obligations of Tensar under (i) the Commodities Purchase Facility in an aggregate stated amount (excluding profit amount) not to exceed $30,000,000 and Financing Obligations of the Guarantors under any Guarantees in respect of such Financing Obligations and any Permitted Refinancing Obligations in respect of any such Financing Obligations and (ii) the Second Lien Commodities Purchase Facility in aggregate stated amount (excluding profit amount) not to exceed $84,000,000 and Financing Obligations of the Guarantors under any Guarantees in respect of such Financing Obligations and any Permitted Refinancing Obligations in respect of any such Financing Obligations;
     (f) Financing Obligations of any person that becomes a Subsidiary of Tensar after the date hereof; provided that (i) such Financing Obligations exist at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) immediately before and after such person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Financing Obligations permitted by this Section 1.01(f) shall not exceed $2,500,000 at any time outstanding;
     (g) Financing Obligations under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
     (h) Financing Obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Financing Obligations are promptly covered by Tensar Holdings or any Subsidiary;
     (i) Financing Obligations of Tensar Holdings under the Tensar Holdings Commodities Purchase Facility and any Permitted Refinancing Obligations in respect of any such Financing Obligations, provided that any such Financing Obligations are subordinated to the Obligations of Tensar Holdings under the Lease Documents pursuant to the Tensar Holdings Subordination Agreement;
     (j) Guarantees made in the ordinary course of business by any Subsidiary Guarantor of Financing Obligations otherwise permitted to be incurred by Tensar or any other Subsidiary Guarantor under this Section 1.01, and
     (k) other unsecured Financing Obligations of Tensar Holdings or its Subsidiaries in an aggregate principal amount not exceeding $2,500,000 at any time outstanding.
     SECTION 1.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
     (a) Liens on property or assets of Tensar and its Subsidiaries existing on the date hereof and set forth in Annex 2 of this Schedule 4; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancings, extensions, renewals and replacements thereof permitted hereunder;
     (b) any Lien created under the Lease/Purchase Facilities Documents;
     (c) any Lien securing Financing Obligations permitted by Section 1.01(f) of this Schedule 4 existing on any property or asset prior to the acquisition thereof by Tensar or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of Tensar or any of its Subsidiaries and (iii) in the case of Mortgaged Property, such Lien does not (A) materially interfere with the use, occupancy and operation of any Mortgaged Property, (B) materially reduce the fair market value of such Mortgaged Property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such Mortgaged Property;

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     (d) Liens for taxes not yet due or which are being contested in compliance with Section 1.03 of Schedule 3;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 1.03 of Schedule 3;
     (f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
     (g) deposits to secure the performance of bids, trade contracts (other than for Financing Obligations), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Tensar or any of its Subsidiaries or the ability of any of Tensar or any of its Subsidiaries to utilize such property for its intended purpose;
     (i) Liens securing Financing Obligations, in an amount not to exceed $2,500,000 at anytime outstanding, incurred to finance the acquisition (or construction) of fixed or capital assets by Tensar or any of its Subsidiaries; provided that (i) such security interests are incurred, and the Financing Obligations secured thereby is created, within 90 days after such acquisition (or construction), (ii) such Liens do not at any time encumber any property other than the property financed by such Financing Obligations and (iii) the amount of Financing Obligations secured thereby is not increased;
     (j) judgment Liens securing judgments not constituting an Event of Default;
     (k) any interest or title of a lessor or sublessor under any lease entered into by Tensar or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased;
     (1) Liens on the collateral securing obligations under the Second Lien Commodities Purchase Facility; provided that such Liens are subordinated to the Liens securing the Obligations in accordance with the terms of the Intercreditor Agreement; and
     (m) Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens; provided that (i) the applicable deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Tensar Holdings or any of its Subsidiaries in excess of those set forth in regulations promulgated by the Board and (ii) the applicable deposit account

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is not intended by Tensar Holdings or any of its Subsidiaries to provide collateral or security to the applicable depositary institution or any other person.
     SECTION 1.03. Sale and Lease-Back Transactions. Enter into any arrangement, other than the transactions contemplated by the Lease Documents and the NAG Sale-Leaseback, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 1.05 of this Schedule 4 and (b) (i) the aggregate amount of any obligations of Tensar Holdings and its Subsidiaries with respect to operating or capital leases entered into in connection therewith does not exceed the amount which Tensar Holdings and its Subsidiaries would be permitted to incur as Capital Lease Obligations under Section 1.01 of this Schedule 4 and (ii) the Liens arising in connection therewith are permitted by Section 1.02 of this Schedule 4.
     SECTION 1.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of obligations or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit any amounts to be invested or held in financing transactions, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except:
     (a) (i) Investments by Tensar Holdings, Holding, Tensar and the Subsidiaries existing on the date hereof in the Equity Interests of Tensar and the Subsidiaries and (ii) additional Investments by Tensar Holdings, Holdings, Tensar and the Subsidiaries in the Equity Interests of Tensar and its Subsidiaries; provided that (A) any such Equity Interests held by a Tensar Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitation referred to in Section 1.09(d) of Schedule 3 in the case of any Excluded Foreign Subsidiary), (B) the aggregate amount of Investments by Tensar Parties in Subsidiaries of Tensar that are not Subsidiary Guarantors shall not exceed $2,500,000 at any time outstanding and (C) if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and, if such loan or advance shall be made by a Tensar Party, it shall be evidenced by a promissory note pledged to TCO pursuant to the Guarantee and Collateral Agreement;
     (b) Permitted Investments;
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (d) Tensar Holdings and its Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $750,000;

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     (e) advances made to Phillip D. Egan, Robert F. Vevoda and Gale D. Sanders pursuant to the Split Dollar Insurance Documents;
     (f) advances not to exceed $150,000 in the aggregate to NAG employees for the purpose of funding payments by such employees of tax liabilities incurred by them with respect to up to 65,000 shares of restricted common stock of Tensar Holdings in the aggregate issued to them under the stock option and restricted stock agreements entered into pursuant to the Tensar Holdings 2000 Incentive Plan;
     (g) Tensar Holdings may hold promissory notes of employees of Tensar Holdings and its Subsidiaries made by such employees in exchange for the purchase by such employees of Tensar Holdings stock pursuant to the Restricted Stock Purchase Program;
     (h) the Acquisition and Permitted Acquisitions; provided that the aggregate purchase price for all Permitted Acquisitions shall not exceed (i) $40,000,000 over the term of this Agreement or (ii) $25,000,000 for any single Permitted Acquisition;
     (i) Investments, loans and advances existing on the date hereof and set forth on Annex 4 to this Schedule 4;
     (j) extensions of trade credit in the ordinary course of business;
     (k) Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 1.05 of this Schedule 4;
     (1) intercompany loans and advances (i) to Tensar Holdings or to Holdings to the extent that Tensar may pay dividends to Holdings and Holdings may pay dividends to Tensar Holdings pursuant to Section 1.06 of this Schedule 4 (and in lieu of paying such dividends) and (ii) to Holdings in an amount not to exceed $11,000,000 per annum to pay certain operating expenses of Holdings and its Subsidiaries incurred in the ordinary course of business and consistent with past practice, provided that the amount of such loans shall not exceed the amount that is required to pay such expenses and the proceeds of such intercompany loans are used to pay such expenses within 20 days of receipt thereof ; provided further that any such intercompany loans and advances described in clause (i) or (ii) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 1.06 of this Schedule 4 and shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement; and
     (m) in addition to investments permitted by clauses (a) through (1) above, additional Investments by Tensar and its Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (j) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $2,500,000 in the aggregate.
     SECTION 1.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Enter into transaction of merger or consolidation or liquidate, wind-up or dissolve itself (or suffer any

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liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), license or sub-license (as licensor or sub-licensor), exchange, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its business, assets or property of any kind whatsoever, including the Equity Interests of a Subsidiary, whether real, personal or mixed and whether tangible or intangible (whether now owned or hereafter acquired) or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except for:
     (a) the sale by Tensar and its Subsidiaries of inventory in the ordinary course of business;
     (b) the sale or discount by Tensar or any of its Subsidiaries in each case without recourse and in the ordinary course of business of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);
     (c) the disposition of obsolete or worn out assets, scrap and Permitted Investments in the ordinary course of business;
     (d) the NAG Sale-Leaseback provided that the proceeds of such sale are used to pay in full the purchase price for the NAG Facility;
     (e) the sale of assets on the Effective Date under the Asset Purchase Agreement;
     (f) the purchase and sale of commodities by Tensar under the Commodities Purchase Agreement;
     (g) the purchase and sale of commodities by Tensar Holdings pursuant to the Tensar Holdings Commodities Purchase Agreement and by Tensar pursuant to the Second Lien Commodities Purchase Facility Agreement; and
     (h) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (w) the merger or consolidation of any wholly owned Subsidiary into or with Tensar in a transaction in which Tensar is the surviving corporation, (x) the merger or consolidation of any wholly owned Subsidiary into or with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than Tensar or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is (A) a Tensar Party, the surviving entity of such transaction shall be a Tensar Party and (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary), (y) Permitted Acquisitions by Tensar or any of its Subsidiaries (otherwise permitted by Section 1.04(h) of this Schedule 4), and (z) the sale, lease, sub-lease, license, sub-license or other disposition of any part of its business, assets or property (except any Equity Interests of Tensar) so long as (i) such Asset Sale is for consideration at least 80% of which is cash (and no portion of the remaining consideration shall be in the form of Financing Obligations of Tensar any of its Subsidiaries), (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased,

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licensed or disposed of and (iii) the fair market value of all assets sold, transferred, leased, licensed or disposed of pursuant to this clause (z) shall not exceed $40,000,000 in the aggregate.
     SECTION 1.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any wholly-owned Subsidiary may declare and pay dividends or make other distributions to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Tensar may, or may make distributions to Holdings, and Holdings may make distributions to Tensar Holdings so that Tensar Holdings may, repurchase its Equity Interests owned by employees of Tensar Holdings or the Subsidiaries or make payments to employees of Tensar Holdings or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any fiscal year and (iii) Tensar may make Restricted Payments to Holdings and Holdings may make Restricted Payments to Tensar Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 1.04(1) of this Schedule 4 for such purpose, $350,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Tensar Holdings in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of Tensar Holdings directly attributable to (or arising as a result of) the operations of Tensar and its Subsidiaries; provided that (A) the amount of such dividends pursuant to clause (iii)(y) shall not exceed the amount that Tensar and its Subsidiaries would be required to pay in respect of Federal, State and local Taxes were Tensar and its Subsidiaries to pay such Taxes as stand-alone taxpayers and (B) all Restricted Payments made to Tensar Holdings pursuant to clause (iii) shall be used by Tensar Holdings for the purpose specified herein within 20 days of the receipt thereof.
     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Tensar Holdings, Tensar or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Tensar or any other Subsidiary or to Guarantee Financing Obligations of Tensar or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Lease/Purchase Facilities Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary that is not a Tensar Party by the terms of any Financing Obligations of such Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Financing Obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Financing Obligations, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by the Related Financing Documents, as in effect on the date hereof, and

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(F) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.
     SECTION 1.07. Transactions with Affiliates. Except for transactions by or among Tensar Parties and except as set forth on Annex 7 to this Schedule 4, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Tensar and any of its Subsidiaries may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Tensar or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 1.06 of this Section 4 and (c) if no Default or Event of Default has occurred and is continuing, Tensar may pay to the Sponsor or its Affiliates (i) an annual management fee in an amount not to exceed $1,000,000 per year and (ii) deferred merger and acquisition fees earned in connection with the Acquisition, in an amount not to exceed $5,775,000 in the aggregate.
     SECTION 1.08. Business of Tensar Holdings, Holdings, Tensar and Subsidiaries; Limitation on Hedging Agreements. (a) (i) With respect to Tensar Holdings, engage in any business activities or have any assets or liabilities other than (A) its ownership of the Equity Interests in Holdings, liabilities incidental thereto, including its liabilities pursuant to the Lease/Purchase Facilities Documents, the Second Lien Commodities Purchase Facility Documents and liabilities under the Tensar Holdings Commodities Purchase Facility Documents and (B) advances made to employees of Holdings or its Subsidiaries to enable them to participate in the Restricted Stock Purchase Program, provided that Tensar Holdings may also issue or sell shares of its Equity Interests for cash so long as (x) the proceeds thereof are applied in prepayment in accordance with this Agreement and (y) no Change in Control occurs after giving effect thereto, and (ii) with respect to Holdings, engage in any business activities, other than the business conducted by it as of the date hereof, or have any assets or liabilities other than its ownership of the Equity Interest in Tensar and liabilities incidental thereto, including its liabilities pursuant to the Lease/Purchase Facilities Documents and the Second Lien Commodities Purchase Facility Documents and liabilities consisting of administrative expenses of Tensar and its Subsidiaries.
     (b) With respect to Tensar and its Subsidiaries, engage at any time in any business or business activity other than the business conducted by it as of the date hereof and business activities reasonably incidental thereto. Except as permitted under this Agreement, no Tensar Party shall (i) make any changes in any of its business objective, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (ii) make any change in its capital structure as described in Annex 8 to this Schedule 4 (other than as permitted or contemplated by Section 1.08(a)(i) of this Schedule 4) including the issuance or sale of any shares of Equity Interests, warrants or other securities convertible into Equity Interests or any revision of the terms of its outstanding Equity Interests; or (iii) amend its charter or bylaws in a manner that would adversely affect TCO or such Tensar Party’s duty or ability to pay the Obligations.
     (c) Enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business

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practice to hedge or mitigate risks to which Tensar or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculative purposes.
     SECTION 1.09. Other Financing Obligations and Agreements; Amendments to Acquisition Documentation. (a) (i) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Obligations (other than any of the Commodities Purchase Facilities Documents, the Second Lien Commodities Purchase Documents or the Tensar Holdings Commodities Purchase Documents) of Tensar Holdings, Tensar or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Financing Obligations in a manner adverse to Tensar Holdings, Tensar, any of the Subsidiaries, TCO or the Administrative Agent or (ii) permit any waiver, supplement, modification, amendment, termination or release of any Second Lien Commodities Purchase Document except in accordance with the Intercreditor Agreement or of any Tensar Holdings Commodities Purchase Facility Document except in accordance with the Tensar Holdings Subordination Agreement.
     (b) (i) Make any distribution, payment or prepayment whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Financing Obligations (other than any Financing Obligations under the Lease/Purchase Facilities Documents) , except (A) regular scheduled payments thereunder as and when due (to the extent not prohibited by applicable subordination provisions), (B) refinancings of Financing Obligations permitted by Section 1.01 of this Schedule 4, (C) the payment of secured Financing Obligations that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Financing Obligations, or (D) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the payment of intercompany Financing Obligations or (ii) pay in cash any amount in respect of any Financing Obligations or preferred Equity Interests (including any obligations with respect to the Tensar Holdings Commodities Purchase Facility) that may at the obligor’s option be paid in kind or in other securities.
     (c) (i) Permit any waiver, supplement, modification, amendment, termination or release of, or fail to enforce in a commercially reasonable manner the terms and conditions of, any of the indemnities and licenses furnished to Tensar Holdings, Tensar or the Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Tensar Parties with respect thereto or (ii) otherwise permit any waiver, supplement, modification, amendment, termination or release of, or fail to enforce in a commercially reasonable manner the terms and conditions of, any of the Acquisition Documentation except to the extent that such waiver, supplement, modification, amendment, termination or release or failure to enforce could not reasonably be expected to have a Material Adverse Effect.

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     SECTION 1.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by Tensar and its Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Fiscal Year	Amount
2005	$5,000,000
2006	$20,000,000
2007	$5,000,000
2008 and each fiscal year thereafter until 2012	$5,000,000
The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2006, shall be increased (but not decreased) by 50% of (a) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (b) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.
     SECTION 1.11. Financing Coverage Ratio. Permit the Financing Coverage Ratio during any period set forth below to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
December 31, 2005	1.50:1.00
March 31, 2006	1.50:1.00
June 30, 2006	1.50:1.00
September 30, 2006	1.50:1.00
December 31, 2006	1.75:1.00
March 31, 2007	1.75:1.00
June 30, 2007	1.75:1.00
September 30, 2007	1.75:1.00
December 31, 2007	2.00:1.00
March 31, 2008	2.00:1.00
June 30, 2008	2.00:1.00
September 30, 2008	2.00:1.00
December 31, 2008	2.25:1.00
March 31, 2009	2.25:1.00
June 30, 2009	2.25:1.00
September 30, 2009	2.25:1.00
December 31, 2009	2.50:1.00
March 31, 2010	2.50:1.00
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010 and each fiscal quarter thereafter until 2012	3.00:1.00

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     SECTION 1.12. Leverage Ratio. Permit the Leverage Ratio during any period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
December 31, 2005	6.75:1.00
March 31,2006	6.75:1.00
June 30, 2006	6.75:1.00
September 30, 2006	6.50:1.00
December 31, 2006	6.25:1.00
March 31, 2007	6.25:1.00
June 30, 2007	5.75:1.00
September 30, 2007	5.50:1.00
December 31, 2007	5.25:1.00
March 31,2008	5.25:1.00
June 30, 2008	5.25:1.00
September 30, 2008	5.25:1.00
December 31, 2008	4.75:1.00
March 31, 2009	4.75:1.00
June 30, 2009	4.75:1.00
September 30, 2009	4.75:1.00
December 31, 2009	4.25:1.00
March 31, 2010	4.25:1.00
June 30, 2010	4.25:1.00
September 30, 2010	4.25:1.00
December 31, 2010	3.75:1.00
March 31, 2011	3.75:1.00
June 30, 2011	3.75:1.00
September 30, 2011	3.75:1.00
December 31,2011	3.25:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.25:1.00
December 31, 2012	2.75:1.00

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     SECTION 1.13. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio during any period set forth below to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
December 31, 2005	1.25:1.00
March 31, 2006	1.25:1.00
June 30, 2006	1.25:1.00
September 30, 2006	1.25:1.00
December 31,2006	1.25:1.00
March 31, 2007	1.25:1.00
June 30, 2007	1.25:1.00
September 30, 2007	1.25:1.00
December 31, 2007	1.35:1.00
March 31, 2008	1.35:1.00
June 30, 2008	1.35:1.00
September 30, 2008	1.35:1.00
December 31, 2008	1.40:1.00
March 31, 2009	1.40:1.00
June 30, 2009	1.40:1.00
September 30, 2009	1.40:1.00
December 31, 2009 and each fiscal quarter thereafter through 2012	1.50:1.00
     SECTION 1.14. First Lien Leverage Ratio. Permit the First Lien Leverage Ratio during any period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ended:	Ratio
December 31, 2005	4.50:1.00
March 31, 2006	4.50:1.00
June 30, 2006	4.50:1.00
September 30, 2006	4.50:1.00
December 31, 2006	4.00:1.00
March 31, 2007	4.00:1.00
June 30, 2007	3.75:1.00
September 30, 2007	3.50:1.00

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Fiscal Quarter Ended:	Ratio
December 31, 2007	3.25:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.00:1.00
September 30, 2008	3.00:1.00
December 31, 2008	2.75:1.00
March 31, 2009	2.75:1.00
June 30, 2009	2.75:1.00
September 30, 2009	2.75:1.00
December 31, 2009	2.50:1.00
March 31, 2010	2.50:1.00
June 30, 2010	2.50:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.25:1.00
March 31, 2011	2.25:1.00
June 30, 2011	2.25:1.00
September 30, 2011	2.25:1.00
December 31, 2011	2.00:1.00
March 31, 2012	2.00:1.00
June 30, 2012	2.00:1.00
September 30, 2012	2.00:1.00
December 31, 2012	1.75:1.00
     SECTION 1.15. Fiscal Year. With respect to Tensar Holdings or Tensar, change its fiscal year-end to a date other than December 31.
     SECTION 1.16. Limitation on Accounting Changes. Make or permit any material change in accounting policies or reporting practices without advising TCO, unless such changes are required by GAAP or applicable law; provided, that (a) compliance with the covenants set forth on this Schedule 4 shall be determined on the basis of GAAP without giving effect to the relevant change and (b) in connection with any such change Tensar Holdings will provide TCO with guidance regarding how to reconcile financial statements prepared after the implementation of such material change with financial statements provided to TCO and prepared before the implementation of such material change.
     SECTION 1.17. Leases. No Tensar Party shall enter into any operating leases after the Effective Date for equipment or real property if the aggregate of all such operating lease payments payable in any year for all Tensar Parties on a consolidated basis would exceed the sum of (i) $1,000,000 and (ii) the aggregate of lease payments for the leases set forth in Annex 17 to this Schedule 4.

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SCHEDULE 5
EVENTS OF DEFAULT

Execution Copy
Schedule 5
Events of Default
     Upon the occurrence of any of the following events (each, an “Event of Default”):
     (a) any representation or warranty made or deemed made in or in connection with any Lease Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Lease Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (b) default shall be made in the payment of any portion of Acquisition Cost when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (c) default shall be made in the payment of any Rent or any other Obligation (other than an amount referred to in clause (b) above), when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (d) default shall be made in the due observance or performance by Tensar Holdings, Tensar or any Subsidiary of any covenant, condition or agreement contained in Sections 1.01 (a), 1.02, 1.05(a) and (e), 1.08 or 1.16 of Schedule 3 or in Schedule 4;
     (e) default shall be made in the due observance or performance by Tensar Holdings, Tensar or any Subsidiary of any covenant, condition or agreement contained in any Lease Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which Tensar Holdings, Tensar or any Subsidiary has, or should have had, knowledge thereof and (ii) the date of which TCO or the Administrative Agent notifies Tensar Holdings or Tensar of any such default;
     (f) (i) Either Tensar Holdings, Tensar or any Subsidiary shall (i) fail to pay any amount, stated amount or profit or rent due with respect thereto, regardless of amount, due in respect of any Material Obligation, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Obligation becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligation or any trustee or agent on its or their behalf to cause any Material Obligation to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to any secured Financing Obligations that become due as a result of the voluntary sale or transfer of the property or assets securing such Financing Obligations;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Tensar Holdings, Holdings, Tensar or any Material Subsidiary, or of a substantial part of the property or assets of Tensar Holdings, Holdings, Tensar or such Material Subsidiary, under Title 11 of the United
Schedule 5, Events of Default

States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Tensar Holdings, Holdings, Tensar or any Material Subsidiary or for a substantial part of the property or assets of Tensar Holdings, Holdings, Tensar or such Material Subsidiary or (iii) the winding-up or liquidation of Tensar Holdings, Holdings, Tensar or any Material Subsidiary and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any of Tensar Holdings, Holdings, Tensar or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Tensar Holdings, Holdings, Tensar or any Material Subsidiary or for a substantial part of the property or assets of Tensar Holdings, Holdings, Tensar or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its obligations as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against Tensar Holdings, Tensar, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Tensar Holdings, Tensar or any Subsidiary to enforce any such judgment;
     (j) an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Tensar and its ERISA Affiliates in an aggregate amount exceeding $2,500,000;
     (k) any Guarantee under the Guarantee and Collateral Agreement or otherwise constituting Obligations for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor or Tensar shall deny that it has any further liability under such Guarantee (other than as a result of the discharge of such Guarantor, or Tensar, as the case may be, in accordance with the terms of the Lease Documents);
     (1) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Tensar Party not to be, a valid, perfected and, with respect to TCO, first priority (except as otherwise expressly provided in this Agreement or such Security
Schedule 5, Events of Default

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Document) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of TCO (or it lenders) to maintain possession of certificates representing Equity Interests pledged under the Guarantee and Collateral Agreement;
     (m) there shall have occurred a Change in Control;
     (n) a default under or breach of the Netlon License shall have occurred and be continuing that would permit the licensor to terminate the Netlon License; or
     (o) the Netlon License shall terminate for any reason, other than at maturity in accordance with its terms;
then, and in every such event (other than an event with respect to Tensar Holdings or Tensar described in clause (g) or (h) above), and at any time thereafter during the continuance of such event TCO or the Administrative Agent may exercise the Default Option and require Tensar to purchase (and upon such exercise Tensar shall be obligated to purchase and pay for) all of the Leased Assets and terminate this Agreement with respect to such Leased Assets in accordance with the terms of the Put Option Letter and all other liabilities of Tensar accrued hereunder and under any other Lease Document shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Tensar and Tensar Holdings, anything contained herein or in any other Lease Document to the contrary notwithstanding, and TCO and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to Tensar Holdings or Tensar described in clause (g) or (h) above, this Agreement will automatically terminate and Tensar will be obligated to purchase all of the Leased Assets in accordance with the terms of the Put Option Letter and all other liabilities of Tensar and Tensar Holdings accrued hereunder and under any other Lease Document shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Tensar Holdings and Tensar, anything contained herein or in any other Lease Document to the contrary notwithstanding, and TCO and the Administrative Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.
Schedule 5, Events of Default

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